Filed Pursuant to Rule 424(b)(3)
Registration File No. 333- 205893

MVP REIT II, INC.
SUPPLEMENT NO. 5, DATED NOVEMBER 18, 2016,
TO THE PROSPECTUS DATED APRIL 6, 2016
This document supplements, and should be read in conjunction with, the prospectus of MVP REIT II, Inc., a Maryland corporation, dated April 6, 2016, as supplemented by Supplement No. 1, dated May 19, 2016, Supplement No. 2, dated June 17, 2016, Supplement No. 3, dated August 16, 2016, and Supplement No. 4, dated October 28, 2016 (as supplemented, the "Prospectus"). As used herein, the terms "we," "our" and "us" refer to MVP REIT II, Inc. and its subsidiaries. The purpose of this Supplement is to disclose:
•	our Quarterly Report on Form 10-Q for the period ended September 30, 2016; and

•
an update to the disclosures regarding our distributions in the Prospectus to disclose that, through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital.

QUARTERLY REPORT ON FORM 10-Q
The Prospectus is hereby supplemented with our Quarterly Report on Form 10-Q for the period ended September 30, 2016, as filed with the Securities and Exchange Commission on November 10, 2016, a copy of which, excluding exhibits, is attached to this Supplement No. 5 as Appendix A.

UPDATE TO PROSPECTUS DISCLOSURES REGARDING OUR DISTRIBUTIONS

Prospectus Cover Page and Summary Risk Factors

The summary risk factor, appearing on the 8th bullet point in the cover page of the Prospectus and the 8th bullet point under "Summary of Risk Factors" beginning on page 11 of the Prospectus, is hereby amended and restated in its entirety as follows to further disclose that, through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital:

•
Our charter permits us to pay distributions from any source, including from offering proceeds, borrowings, sales of assets or waivers and deferrals of fees otherwise owed to our advisor. As a result, the amount of distributions paid at any time may not reflect the performance of our properties or our cash flow from operations. Any distributions paid from sources other than cash flow from operations may reduce the amount of capital we can invest in our targeted assets and, accordingly, may negatively impact your investment. Through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital.

Question and Answer Summary Update

The answer to the question, "If I buy shares, will I receive distributions and if so, how often?," is hereby supplemented to add the following at the end of the answer on page 4:

"Through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital."

Risk Factors Update

The second risk factor on page 27 of the Prospectus is hereby amended and restated in entirety as follows to further disclose that, through the September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital:

If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and your overall return may be reduced and the value of a share of our common stock may be diluted.

Through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital. Our organizational documents permit us to pay distributions from any source, including offering proceeds, borrowings, or sales of assets. We have not placed a cap on the use of proceeds to fund distributions. Our distribution policy is to fund the payment of regular distributions to our stockholders from cash flow from our operations. Until the proceeds from this offering are fully invested and from time to time during the operational stage, however, we may not generate sufficient cash flow from operations to fund distributions. If we continue to pay distributions from sources other than our cash flow from operations, we will have less funds available for investments, and your overall return may be reduced. To the extent that portions of the distributions that we make may represent a return of capital to you, it will lower your tax basis in our shares.

Description of Capital Stock - Distributions Update
The third paragraph under the "Description of Capital Stock - Distributions" is hereby amended and restated in its entirety as follows to further disclose that, through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital:

Our board of directors will consider many factors before authorizing a cash distribution, including current and projected cash flow from operations, capital expenditure needs, general financial conditions, limitations under Maryland law and REIT qualification requirements. We expect to have little, if any, cash flow from operations available for cash distributions until we make substantial investments. It is therefore likely that, at least during the early stages of our development, and from time to time during our operational stage, our board will authorize cash distributions that will be paid in advance of our receipt of cash flow that we expect to receive during a later period. In these instances where we do not have sufficient cash flow to cover our distributions, we expect to use the proceeds from this offering, the proceeds from the issuance of securities in the future or proceeds from borrowings to pay distributions. We may borrow funds, issue new securities or sell assets to make and cover our declared distributions, all or a portion of which could be deemed a return of capital. We may also fund such distributions from third-party borrowings or from advances from our advisor or sponsor or from our advisor's deferral of its fees, although we have no present intent to do so. If we fund cash distributions from borrowings, sales of assets or the net proceeds from this offering, we will have fewer funds available for the acquisition of real estate and real estate-related assets and your overall return may be reduced. Further, to the extent cash distributions exceed our current and accumulated earnings and profits, a stockholder's basis in our stock will be reduced and, to the extent distributions exceed a stockholder's basis, the stockholder may recognize capital gain. Our organizational documents do not limit the amount of distributions we can fund from sources other than from our current and accumulated earnings and profits. Through September 30, 2016, all of our distributions have been paid from offering proceeds and constitute a return of capital.

(End of Supplement)

Appendix A

MVP REIT II, Inc. Quarterly Report on Form 10-Q
for the Quarter Ended September 30, 2016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

(Mark one)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2016

Or

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the transition period from _________ to _________

Commission File Number: 333-205893

MVP REIT II, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	47-3945882
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

12730 HIGH BLUFF DRIVE SUITE 110, SAN DIEGO, CA 92130
(Address of Principal Executive Offices)  (Zip Code)

Registrant's Telephone Number: (858) 369-7959

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X] No [   ]

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (Sec. 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Yes [X] No [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [ ]

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

Yes [   ] No [X]

As of November 9, 2016 the registrant had 2,110,726 shares of common stock outstanding.

		Page
Part I	FINANCIAL INFORMATION

Item 1.	Condensed Consolidated Financial Statements (unaudited)	1

	Condensed Consolidated Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015	1

	Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2016 and for the period from May 4, 2015 (Inception) through September 30, 2015 (unaudited)	2

	Condensed Consolidated Statements of Equity for the nine months ended September 30, 2016 (unaudited)	3

	Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and for the period from May 4, 2015 (Inception) through September 30, 2015 (unaudited)	4

	Notes to Condensed Consolidated Financial Statements (unaudited)	5

Item 2.	Management's Discussion and Analysis of Financial Condition and Results of Operations	24

Item 3.	Quantitative and Qualitative Disclosures About Market Risk	38

Item 4.	Controls and Procedures	38

Part II	OTHER INFORMATION	38

Item 1.	Legal Proceedings	38

Item 1A.	Risk Factors	39

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds	40

Item 5.	Other Information	41

Item 6.	Exhibits	42

	SIGNATURES	43

	Exhibit 31.1

	Exhibit 31.2

	Exhibit 32

MVP REIT II, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(Unaudited)

ASSETS
Cash	$2,870,000	$2,268,000
Prepaid expenses	42,000	180,000
Accounts receivable	71,000	--
Investments in real estate and fixed assets
Land and improvements	23,459,000	--
Buildings and improvements	19,767,000	--
	43,226,000	--
Accumulated depreciation	(46,000)	--
Total investments in real estate and fixed assets, net	43,180,000	--
Other assets	957,000	--
Investment in equity method investee	602,000	--
Investments in cost method investee – held for sale	836,000	--
Investments in cost method investee	919,000	--
Total assets	$49,477,000	$2,448,000

LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued liabilities	$599,000	$6,000
Due to related parties	41,000	32,000
Deferred revenue	17,000	--
Notes payable	--	106,000
Total liabilities	657,000	144,000
Commitments and contingencies	--	--
Equity MVP REIT II, Inc. Stockholders' Equity
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none outstanding	--	--
Non-voting, non-participating convertible stock, $0.0001 par value, no shares issued and outstanding	--	--
Common stock, $0.0001 par value, 98,999,000 shares authorized, 1,820,392 and 94,749 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	--	--
Additional paid-in capital	44,852,000	2,430,000
Accumulated deficit	(2,660,000)	(126,000)
Total MVP REIT II, Inc. Shareholders' Equity	42,192,000	2,304,000
Non-controlling interest – related party	6,628,000	--
Total equity	48,820,000	2,304,000
Total liabilities and equity	$49,477,000	$2,448,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	For the Three Months Ended September 30, 2016	For the Nine Months Ended September 30, 2016	For the Period from May 4, 2015 (Inception) through September 30, 2015
Revenues
Rental revenue	$607,000	$676,000	$--
Total revenues	607,000	676,000	--

Operating expenses
General and administrative	267,000	602,000	7,000
Acquisition expenses	529,000	748,000	--
Acquisition expenses – related party	1,011,000	1,427,000	--
Operation and maintenance	293,000	328,000	--
Seminar	--	6,000	--
Organizational costs	--	--	6,000
Depreciation	43,000	46,000	--
Total operating expenses	2,143,000	3,157,000	13,000

Loss from operations	(1,536,000)	(2,481,000)	(13,000)

Other income (expense)
Interest expense	--	(1,000)	--
Income from investment in equity method investee	5,000	9,000	--
Total other income	5,000	8,000	--

Loss from continuing operations	(1,531,000)	(2,473,000)	(13,000)

Provision for income taxes	--	--	--

Net loss	(1,531,000)	(2,473,000)	(13,000)
Net income attributable to non-controlling interest – related party	58,000	61,000	--
Net loss attributable to MVP REIT II, Inc.'s common stockholders	$(1,589,000)	$(2,534,000)	$(13,000)
Earnings (loss) per share – basic and diluted: Net loss attributable to MVP REIT II, Inc.'s common stockholders - basic and diluted	$(1.18)	$(3.30)	$(1.63)
Weighted average common shares outstanding, basic and diluted	1,341,769	766,902	8,000
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF EQUITY
For the Nine Months Ended September 30, 2016
(Unaudited)

	Common stock
	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated Deficit	Non-controlling interest	Total
Balance, December 31, 2015	94,749	$--	$2,430,000	$(126,000)	$--	$2,304,000
Issuance of common stock – Purchase	1,702,595	--	42,564,000	--	--	42,564,000
Issuance of common stock – DRIP	8,692	--	217,000	--	--	217,000-
Issuance of common stock – Dividend	14,356	--	--	--	--	--
Investment from non-controlling interest	--	--	--	--	6,584,000	6,584,000
Distributions to non-controlling interest	--	--	--	--	(17,000)	(17,000)
Distributions to stockholders	--	--	(359,000)	--	--	(359,000)
Net (loss) Income	--	--	--	(2,534,000)	61,000	(2,473,000)
Balance, September 30, 2016	1,820,392	$--	$44,852,000	$(2,660,000)	$6,628,000	$48,820,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Nine Months ended September 30, 2016	For the Period from May 4, 2015 (Inception) through September 30, 2015
Cash flows from operating activities:
Net Loss	$(2,473,000)	$(13,000)
Adjustments to reconcile net loss to net cash used in operating activities: Income from investment in equity method investee	(9,000)	--
Depreciation and amortization expense	46,000	--
Contribution from Sponsor for unreimbursed organizational expenses	--	29,000
Changes in operating assets and liabilities
Accounts Receivable	(71,000)	--
Due to related parties	9,000	--
Accounts payable	593,000	--
Deferred Revenue	17,000
Prepaid expenses	138,000	(51,000)
Net cash used in operating activities	(1,750,000)	(35,000)

Cash flows from investing activities:
Purchase of investment in real estate	(36,642,000)	--
Investment in cost method investee – held for sale	(836,000)	--
Investment in cost method investee	(1,353,000)	--
Investment in equity method investee	(600,000)	--
Security deposits	(957,000)	--
Net cash used in investing activities	(40,388,000)	--

Cash flows from financing activities
Proceeds from note payable – investment in equity method investee	434,000
Payments on note payable	(106,000)	--
Distribution to non-controlling interest	(17,000)
Distribution received from investment in equity method investee	7,000
Proceeds from issuance of convertible stock	--	1,000
Proceeds from share issuance	42,564,000	200,000
Distribution common stockholders	(142,000)	--
Net cash provided by financing activities	42,740,000	201,000

Net change in cash	602,000	166,000
Cash, beginning of period	2,268,000	--
Cash, end of period	$2,870,000	$166,000
Supplemental disclosures of cash flow information: Interest Paid	--	--
Non-cash investing and financing activities:
Distributions - DRIP	$(217,000)	$--
Contribution from Sponsor for unreimbursed deferred offering expenses	$--	$836,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MVP REIT II, Inc.
(A Maryland Corporation)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2016
(Unaudited)

Note A — Organization and Proposed Business Operations

MVP REIT II, Inc. (the "Company," "we," "us," or "our") is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. The Company is offering for sale a maximum of $500 million in common stock, $0.0001 par value per share, for $25.00 per share on a "best efforts" basis, pursuant to a registration statement on Form S-11 (the "Offering") filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended. The Offering also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the "DRIP") under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties.  To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"). The Company plans to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a "publicly traded partnership" for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

We utilize an UPREIT structure to enable us to acquire real property in exchange for limited partnership interests in our Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of our common stock or cash.

As part of our initial capitalization, we sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC (the "Sponsor"), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company ("VRM II"), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC pink sheet company ("VRM I"), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek owns a significant majority.  The Company also sold 5,000 shares of common stock to VRM II in the Offering.

Pursuant to the terms of the Offering, the Company needed to receive proceeds of $2.0 million in connection with the sale of its common stock in order to break escrow and commence operations.  As of December 31, 2015, the Company fulfilled its minimum offering of $2.0 million in subscriptions for its common stock.  As of September 30, 2016, the Company raised approximately $44.9 million before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $142,000.

From inception through September 30, 2016, the Company has paid approximately $142,000 in cash, issued 8,692 shares of its common stock as DRIP and issued 14,356 shares of its common stock as dividend in distributions to the Company's stockholders, all of which have been paid from offering proceeds and constituted a return of capital.

The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings.  The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

On June 14, 2016 the Company, together with MVP REIT, Inc., announced that they have jointly engaged Ladenburg Thalmann & Co. Inc. to assist them in evaluating various courses of action intended to enhance stockholder liquidity and value following completion of the Company's initial public offering.  On September 16, 2016, the Board of Directors of the Company approved an extension of the Company's pending public common stock offering from October 1, 2016 to December 31, 2016.  As previously announced on June 14, 2016, the Company anticipated closing the pending public offering of its common stock on or about October 1, 2016.  The Board of Directors has reserved the right to make additional extensions depending upon market conditions and other factors.

The Company's advisor is MVP Realty Advisors, LLC (the "Advisor"), a Nevada limited liability company, which is owned 60% by VRM II and 40% by VRM I.  The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the "Advisory Agreement"). The Company has no paid employees.

Capitalization

As of September 30, 2016, the Company had 1,820,392 shares of common stock issued and outstanding.  During the nine months ended September 30, 2016, the Company had received consideration of approximately $42.5 million for the issuance of its common stock in connection with the Offering.  In connection with its formation, the Company sold 8,000 shares of common stock to the Sponsor for $200,000.

On October 27, 2016, the Company filed a Form 8-K, summarizing the terms of its new Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share (the "Series A Convertible Redeemable Preferred Stock"), The Company also disclosed its intentions to offer  up to $50 million in shares  of the Series A Convertible Redeemable Preferred Stock, together with warrants (the "Warrants") to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors (the "private placement"). In connection with the private placement, on October 27, 2016, the Company filed with the State Department of Assessments and Taxation of Maryland Articles Supplementary (the "Articles Supplementary") to the charter of the Company classifying and designating 50,000 shares of Series A Convertible Redeemable Preferred Stock. The Company commenced the private placement of the Series A Convertible Redeemable Preferred Stock and the Warrants to accredited investors on November 1, 2016.

Stockholders may elect to reinvest distributions received from the Company in common shares by participating in our DRIP. The stockholder may enroll in the DRIP by checking the appropriate box on the subscription agreement. The stockholder may also withdraw at any time, without penalty, by delivering written notice to the Company.  Participants will acquire DRIP shares at a fixed price of $25.00 per share until (i) all such shares registered in the Offering are issued, (ii) the Offering terminates and the Company elects to deregister any unsold shares under the DRIP, or (iii) our board decides to change the purchase price for DRIP shares or terminate the DRIP for any reason. Commencing no later than May 29, 2018 (the "Valuation Date"), which is 150 days following the second anniversary of the date to satisfy the minimum offering requirement in the Offering, if the DRIP is ongoing, the Company will adjust the price of shares offered in the DRIP to equal the net asset value ("NAV") per share. The Company will update the NAV per share at least annually following the Valuation Date and further adjust the per share price in our DRIP accordingly. The Company has registered $50,000,000 in shares for issuance under the DRIP.

The Company may amend, suspend or terminate the DRIP for any reason, except that the Company may not amend the DRIP to eliminate a participant's ability to withdraw from the DRIP, without first providing 10 days prior written notice to participants.

In addition, the Company has a Share Repurchase Program ("SRP") that may provide stockholders who generally have held their shares for at least two years an opportunity to sell their shares to the Company, subject to certain restrictions and limitations.  Prior to the date that the Company establishes an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary.  After the Company establishes an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary.

The number of shares to be repurchased during a calendar quarter is limited to the lesser of: (i) 5.0% of the weighted average number of shares of common stock outstanding during the prior calendar year, and (ii) those repurchases that can be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors; provided however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder.  The board of directors may also limit the amounts available for repurchase at any time at its sole discretion. The SRP will terminate if the shares of common stock are listed on a national securities exchange.  Redemption requests other than those made in connection with the death or disability (as defined in the Internal Revenue Code of 1986, as amended (the "Code") of a stockholder will continue to be repurchased as of March 31st, June 30th, September 30th and December 31st of each year in accordance with the terms of the SRP.  As of September 30, 2016, no shares had been redeemed.

On October 27, 2016, the Company filed a Form 8-K announcing, among other things, an amendment to the SRP providing for participation in the SRP by any holder of the Company's Series A Convertible Redeemable Preferred Stock, or any future board-authorized series or class of preferred stock that is convertible into common stock of the Company.  Under the amendment, which becomes effective on November 26, 2016, a preferred stock holder may participate in the SRP by converting its preferred stock into common stock of the Company, and submitting such common shares for repurchase. The time period, for purposes of determining how long such stockholder has held the common shares submitted for repurchase, begins as of the date such preferred stockholder acquired the underlying preferred shares that were converted into common shares and submitted for repurchase.

Note B — Summary of Significant Accounting Policies

Basis of Accounting

The accompanying unaudited condensed consolidated financial statements of the Company are prepared by management on the accrual basis of accounting and in accordance with principles generally accepted in the United States of America ("GAAP") for interim financial information as contained in the Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC"), and in conjunction with rules and regulations of the SEC. Certain information and footnote disclosures required for annual financial statements have been condensed or excluded pursuant to SEC rules and regulations. Accordingly, the unaudited condensed consolidated financial statements do not include all of the information and footnotes required by GAAP for complete financial statements. The unaudited condensed consolidated financial statements include accounts and related adjustments, which are, in the opinion of management, of a normal recurring nature and necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim period. Operating results for the three and nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the year ending December 31, 2016. These unaudited condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

The condensed consolidated balance sheet as of December 31, 2015 contained herein has been derived from the audited financial statements as of December 31, 2015, but does not include all disclosures required by GAAP.

Consolidation

The Company's unaudited condensed consolidated financial statements include its accounts and the accounts of its subsidiaries, Operating Partnership and all of the following subsidiaries. All intercompany profits and losses, balances and transactions are eliminated in consolidation.

West 9th Properties II, LLC
33740 Crown Colony, LLC
MVP San Jose 88 Garage, LLC
MCI 1372 Street, LLC
Cincinnati Race Street, LLC
St. Louis Washington, LLC
St. Paul Holiday Garage, LLC
Louisville Station Broadway, LLC
White Front Garage Partners, LLC

Under GAAP, the Company's consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company's management considers factors such as an entity's purpose and design and the Company's ability to direct the activities of the entity that most significantly impacts the entity's economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity's expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.

Equity investments in which the Company exercises significant influence but does not control and is not the primary beneficiary are accounted for using the equity method. The Company's share of its equity method investees' earnings or losses is included in other income in the accompanying unaudited condensed consolidated statements of operations. Investments in which the Company is not able to exercise significant influence over the investee are accounted for under the cost method.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management makes significant estimates regarding revenue recognition, purchase price allocations to record investments in real estate, and derivative financial instruments and hedging activities, as applicable.

Acquisitions

The Company records the acquired tangible and intangible assets and assumed liabilities of acquisitions of all operating properties and those development and redevelopment opportunities that meet the accounting criteria to be accounted for as business combinations at fair value at the acquisition date. The Company assesses and considers fair value based on estimated cash flow projections that utilize available market information and discount and/or capitalization rates that the Company deems appropriate. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions. The acquired assets and assumed liabilities for an operating property acquisition generally include but are not limited to: land, buildings and improvements, construction in progress and identified tangible and intangible assets and liabilities associated with in-place leases, including tenant improvements, leasing costs, value of above-market and below-market operating leases and ground leases, acquired in-place lease values and tenant relationships, if any.

The fair value of land is derived from comparable sales of land within the same submarket and/or region. The fair value of buildings and improvements, tenant improvements, and leasing costs are based upon current market replacement costs and other relevant market rate information.

The fair value of the above-market or below-market component of an acquired in-place operating lease is based upon the present value (calculated using a market discount rate) of the difference between (i) the contractual rents to be paid pursuant to the lease over its remaining non-cancellable lease term and (ii) management's estimate of the rents that would be paid using fair market rental rates and rent escalations at the date of acquisition measured over the remaining non-cancellable term of the lease for above-market operating leases and the initial non-cancellable term plus the term of any below-market fixed rate renewal options, if applicable, for below-market operating leases. The amounts recorded for above-market operating leases are included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and are amortized on a straight-line basis as a reduction of rental income over the remaining term of the applicable leases. The amounts recorded for below-market operating leases are included in deferred revenue and acquisition-related liabilities, net on the balance sheet and are amortized on a straight-line basis as an increase to rental income over the remaining term of the applicable leases plus the term of any below-market fixed rate renewal options, if applicable. Our below-market operating leases generally do not include fixed rate or below-market renewal options.

The fair value of acquired in-place leases is derived based on management's assessment of lost revenue and costs incurred for the period required to lease the "assumed vacant" property to the occupancy level when purchased. This fair value is based on a variety of considerations including, but not necessarily limited to: (1) the value associated with avoiding the cost of originating the acquired in-place leases; (2) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period; and (3) the value associated with lost rental revenue from existing leases during the assumed lease-up period. Factors considered by the Company in performing these analyses include an estimate of the carrying costs during the expected lease-up periods, current market conditions, and costs to execute similar leases. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, and estimates of lost rental revenue during the expected lease-up periods based on current market demand at market rates.

In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. The amount recorded for acquired in-place leases is included in deferred leasing costs and acquisition-related intangibles, net on the balance sheet and amortized as an increase to depreciation and amortization expense over the remaining term of the applicable leases. If a lease were to be terminated or if termination were determined to be likely prior to its contractual expiration (for example resulting from bankruptcy), amortization of the related unamortized in-place lease intangible would be accelerated.

The determination of the fair value of any debt assumed in connection with a property acquisition is estimated by discounting the future cash flows using interest rates available for the issuance of debt with similar terms and remaining maturities.

The determination of the fair value of the acquired tangible and intangible assets and assumed liabilities of operating property acquisitions requires us to make significant judgments and assumptions about the numerous inputs discussed above. The use of different assumptions in these fair value calculations could significantly affect the reported amounts of the allocation of our acquisition related assets and liabilities and the related amortization and depreciation expense recorded for such assets and liabilities. In addition, because the value of above and below market leases are amortized as either a reduction or increase to rental income, respectively, our judgments for these intangibles could have a significant impact on our reported rental revenues and results of operations.

Costs directly associated with all operating property acquisitions and those development and redevelopment acquisitions that meet the accounting criteria to be accounted for as business combinations are expensed as incurred. During the three and nine months ended September 30, 2016, the Company expensed approximately $1.0 million and $1.4 million, respectively of related party acquisition costs.  Our acquisition expenses are directly related to our acquisition activity and if our acquisition activity was to increase or decrease, so would our acquisition costs. Costs directly associated with development acquisitions accounted for as asset acquisitions are capitalized as part of the cost of the acquisition. During the nine months ended September 30, 2016, the Company did not capitalize any such acquisition costs.

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company reviews the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property's use and eventual disposition. These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Cash

Cash includes cash in bank accounts. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit up of $250,000.  As of September 30, 2016 the Company had approximately $1.7 million in excess of the federally-insured limits.  As of December 31, 2015 the Company was federally-insured for the full balance.

Revenue Recognition

The Company's revenues, which are derived primarily from rental income, include rents that each tenant pays in accordance with the terms of each lease reported on a straight-line basis over the initial term of the lease. Since many of the Company's leases will provide for rental increases at specified intervals, straight-line basis accounting requires the Company to record a receivable, and include in revenues, unbilled rent receivables that the Company will only receive if the tenant makes all rent payments required through the expiration of the initial term of the lease.

The Company will continually review receivables related to rent and unbilled rent receivables and determine collectability by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is in doubt, the Company will record an increase in the Company's allowance for uncollectible accounts or record a direct write-off of the receivable after exhaustive efforts at collection.

Advertising Costs

Advertising costs incurred in the normal course of operations and are expensed as incurred.  During the three and nine months ended September 30, 2016, the Company had no advertising costs.

Investments in Real Estate and Fixed Assets

Investments in real estate and fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets, which are primarily 3 to 40 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful lives of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on the Company's analysis of comparable properties in the Company's portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease.

The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on the Company's evaluation of the specific characteristics of each tenant's lease and the Company's overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of its existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the Company's pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Organization, Offering and Related Costs

Certain organization and offering costs will be incurred by the Advisor.  Pursuant to the terms of the Advisory Agreement, the Company will not reimburse the Advisor for these out of pocket costs and future organization and offering costs it may incur. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, and direct expenses of the Advisor's employees and employees of the Advisor's affiliates and others.

All direct offering costs incurred and or paid by us that are directly attributable to a proposed or actual offering, including sales commissions, if any, were charged against the gross proceeds of the Offering and recorded as an offset to additional paid-in-capital.  All indirect costs will be expensed as incurred.

Offering costs were reclassified from deferred costs to stockholders' equity when the Company commenced its Offering, and included all expenses incurred by the Company in connection with its Offering as of such date.

Stock-Based Compensation

The Company has a stock-based incentive award plan, which is accounted for under the guidance for share based payments. The expense for such awards will be included in general and administrative expenses and is recognized over the vesting period or when the requirements for exercise of the award have been met (See Note F — Stock-Based Compensation).

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with the taxable year ending December 31, 2016. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax as long as it distributes at least 90% of its REIT taxable income to its stockholders. REITs are subject to a number of other organizational and operational requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.

Per Share Data

The Company calculates basic income (loss) per share by dividing net income (loss) for the period by weighted-average shares of its common stock outstanding for the respective period. Diluted income per share takes into account the effect of dilutive instruments, such as stock options and convertible stock, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares outstanding.  The Company had no outstanding common share equivalents during the three and nine months ended September 30, 2016.

Reportable Segments

We currently operate one reportable segment.

Accounting and Auditing Standards Applicable to "Emerging Growth Companies"

The Company is an "emerging growth company" under the Jumpstart Our Business Startups Act (the "JOBS Act"). For as long as the Company remains an "emerging growth company," which may be up to five fiscal years, the Company is not required to (1) comply with any new or revised financial accounting standards that have different effective dates for public and private companies until those standards would otherwise apply to private companies, (2) provide an auditor's attestation report on management's assessment of the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (3) comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer or (4) comply with any new audit rules adopted by the PCAOB after April 5, 2012, unless the SEC determines otherwise. The Company intends to take advantage of such extended transition period. Since the Company will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, the Company's financial statements may not be comparable to the financial statements of companies that comply with public company effective dates. If the Company were to subsequently elect to instead comply with these public company effective dates, such election would be irrevocable pursuant to Section 107 of the JOBS Act.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Deferred offering costs represent professional fees, fees paid to various regulatory agencies, and other costs incurred in connection with registering to sell shares of the Company's common stock. As of September 30, 2016, the Company fulfilled its minimum offering of $2.0 million in subscriptions and all deferred offering costs paid by the Sponsor were charged against the gross proceeds of the Offering and reclassified to stockholders' equity.

Share Repurchase Program

The Company has a Share Repurchase Program ("SRP") that enables stockholders to sell their shares to the Company. Under the SRP, stockholders may request that the Company redeem all or any portion, subject to certain minimum conditions described below, if such repurchase does not impair the Company's capital or operations.

Prior to the time that the Company's shares are listed on a national securities exchange, the repurchase price per share will depend on the length of time investors have held such shares as follows: no repurchases for the first two years unless shares are being repurchased in connection with a stockholder's death or disability (as defined in the Code).  Repurchase requests made in connection with the death or disability of a stockholder will be repurchased at a price per share equal to 100% of the amount the stockholder paid for each share, or once we have established an estimated NAV per share, 100% of such amount as determined by our board of directors, subject to any special distributions previously made to our stockholders. With respect to all other repurchases, prior to the date that we establish an estimated value per share of common stock, the purchase price will be 95.0% of the purchase price paid for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, and 97.0% of the purchase price paid if redeemed after the third anniversary.  After we establish an estimated NAV per share of common stock, the purchase price will be 95.0% of the NAV per share for the shares, if redeemed at any time between the second and third anniversaries of the purchase date, 97.0% of the NAV per share if redeemed at any time between the third and fifth anniversaries, and 100.0% of the NAV per share if redeemed after the fifth anniversary. In the event that the Company does not have sufficient funds available to repurchase all of the shares for which repurchase requests have been submitted in any quarter, we will repurchase the shares on a pro rata basis on the repurchase date. The SRP will be terminated if our shares become listed for trading on a national securities exchange or if our board of directors determines that it is in the Company's best interest to terminate the SRP.

The Company is not obligated to repurchase shares of common stock under the share repurchase program. The number of shares to be repurchased during the calendar quarter is limited to the lesser of: (i) 5% of the weighted average number of shares outstanding during the prior calendar year, and (ii) those repurchases that could be funded from the net proceeds of the sale of shares under the DRIP in the prior calendar year plus such additional funds as may be reserved for that purpose by our board of directors; provided, however, that the above volume limitations shall not apply to repurchases requested in connection with the death or qualifying disability of a stockholder.. Because of these limitations, the Company cannot guarantee that the Company will be able to accommodate all repurchase requests.

The Company will repurchase shares as of March 31st, June 30th, September 30th, and December 31st of each year.  Each stockholder whose repurchase request is approved will receive the repurchase payment approximately 30 days following the end of the applicable quarter, effective as of the last day of such quarter.  The Company refers to the last day of such quarter as the repurchase date.  If funds available for the Company's share repurchase program are not sufficient to accommodate all requests, shares will be repurchased as follows: (i) first, repurchases due to the death of a stockholder, on the basis of the date of the request for repurchase; (ii) next, in the discretion of our board of directors, repurchases because of other involuntary exigent circumstances, such as bankruptcy; (iii) next, repurchases of shares held by stockholders subject to a mandatory distribution requirement under the stockholder's IRA; and (iv) finally, all other repurchase requests based upon the postmark of receipt. If your repurchase request is not honored during a repurchase period, you will be required to resubmit the request to have it considered in a subsequent repurchase period.

On October 27, 2016, the Company filed a Form 8-K announcing, among other things, an amendment to the SRP providing for participation in the SRP by any holder of the Company's Series A Convertible Redeemable Preferred Stock, or any future board-authorized series or class of preferred stock that is convertible into common stock of the Company.  Under the amendment, which becomes effective on November 26, 2016, a preferred stock holder may participate in the SRP by converting its preferred stock into common stock of the Company, and submitting such common shares for repurchase. The time period, for purposes of determining how long such stockholder has held the common shares submitted for repurchase, begins as of the date such preferred stockholder acquired the underlying preferred shares that were converted into common shares and submitted for repurchase.

The board of directors may, in its sole discretion, terminate, suspend or further amend the share repurchase program upon 30 days' written notice without stockholder approval if it determines that the funds available to fund the share repurchase program are needed for other business or operational purposes or that amendment, suspension or termination of the share repurchase program is in the best interest of the stockholders.  Among other things, we may amend the plan to repurchase shares at prices different from those described above for the purpose of ensuring our dividends are not "preferential" for incomes tax purposes.  Any notice of a termination, suspension or amendment of the share repurchase program will be made via a report on Form 8-K filed with the SEC at least 30 days prior to the effective date of such termination, suspension or amendment.  The board of directors may also limit the amounts available for repurchase at any time in its sole discretion.  Notwithstanding the foregoing, the share repurchase program will terminate if the shares of common stock are listed on a national securities exchange.  As of September 30, 2016, no shares are eligible for redemption (other than in connection with a death or disability of a stockholder).

Distribution Reinvestment Plan

Pursuant to the DRIP stockholders may elect to reinvest distributions by purchasing shares of common stock in lieu of receiving cash. No dealer manager fees or selling commissions are paid with respect to shares purchased pursuant to the DRIP. Participants purchasing shares pursuant to the DRIP have the same rights and are treated in the same manner as if such shares were issued pursuant to the Offering. The board of directors may designate that certain cash or other distributions be excluded from the DRIP. The Company has the right to amend any aspect of the DRIP or terminate the DRIP with ten days' notice to participants. Shares issued under the DRIP are recorded to equity in the accompanying balance sheets in the period distributions are declared. We have issued 8,692 shares of common stock under the DRIP as of September 30, 2016.

Note C — Commitments and Contingencies

Litigation

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

Environmental Matters

As an owner of real estate, we are subject to various environmental laws of federal, state and local governments. We do not believe that compliance with existing laws will have a material adverse effect on our financial condition or results of operations. However, we cannot predict the impact of any unforeseen environmental contingencies or new or changed laws or regulations on properties in which we hold an interest, or on properties that may be acquired directly or indirectly in the future.

Note D — Related Party Transactions and Arrangements

The transactions described in this Note were approved by a majority of the Company's board of directors (including a majority of the independent directors) not otherwise interested in such transaction as fair and reasonable to the Company and on terms and conditions no less favorable to the Company than those available from unaffiliated third parties.

Ownership of Company Stock

As of September 30, 2016, our Sponsor owned 8,000 shares and VRM II owned 5,000 shares of the Company's outstanding common stock.

Acquisition Expense

During the nine months ended September 30, 2016, JNL Parking, a brokerage and consulting company specializing in the parking industry and co-founded by the Advisor's former Chief Investment Officer and former Chief Technology Officer, earned fees of approximately $78,000, equal to a 1% commission on purchases.  JNL Parking may continue to receive broker fee from the Company, for deals in which John Roy and Lance Miller acted as brokers, after their employment ended with the Company.

Ownership of the Advisor

VRM I and VRM II own 40% and 60%, respectively, of the Advisor. Neither VRM I nor VRM II paid any up-front consideration for these ownership interests, but each will be responsible for its proportionate share of future expenses of the Advisor. The operating agreement of the Advisor provides that once VRM I and VRM II have been repaid in full for any capital contributions to the Advisor or for any expenses advanced on the Advisor's behalf, or capital investment, and once they have received an annualized return on their capital investment of 7.5%, then Michael Shustek will receive 40% of the net profits of the Advisor.

Fees Paid in Connection with the Offering

Various affiliates of ours are involved in this offering and our operations including MVP American Securities, LLC, or ("MVP American Securities"), which is a broker-dealer and member of the Financial Industry Regulatory Authority, Inc., or FINRA.  MVP American Securities is owned by MS MVP Holdings, LLC which is owned and managed by Mr. Shustek. Additionally, our board of directors, including a majority of our independent directors, may engage an affiliate of the Advisor to perform certain property management services for us.

Our Sponsor or its affiliates will pay selling commissions of up to 6.5% of gross offering proceeds from the sale of shares in the primary offering without any right to seek reimbursement from the Company.

Our sponsor or its affiliates also may pay non-affiliated selling agents a one-time fee separately negotiated with each selling agent for due diligence expenses, subject to the total underwriting compensation limitation set forth below. We expect such due diligence expenses to average up to 1% of total offering proceeds at the maximum offering amount. Such commissions and fees will be paid by our sponsor or its affiliates (other than the Company) without any right to seek reimbursement from our company.

Fees Paid in Connection with the Operations of the Company

The Advisor or its affiliates will receive an acquisition fee of 2.25% of the purchase price of any real estate provided, however, the Company will not pay any fees when acquiring loans from affiliates.  During the three and nine months ended September 30, 2016, approximately $643,000 and $899,000, respectively in acquisition fees have been earned by the Advisor.

The Advisor or its affiliates will be reimbursed for actual expenses paid or incurred in the investment.  During the three and nine months ended September 30, 2016, no acquisition expenses have been reimbursed to the Advisor.

The Advisor or its affiliates will receive a monthly asset management fee at an annual rate equal to 1.0% of the cost of all assets then held by the Company, or the Company's proportionate share thereof in the case of an investment made through a joint venture or other co-ownership arrangement. The Company will determine our NAV, on a date not later than the Valuation Date.  Following the Valuation Date, the asset management fee will be based on the value of our assets rather than their historical cost. Asset management fees for the three and nine months ended September 30, 2016 were approximately $51,000 and $66,000, respectively.

The Company will reimburse the Advisor or its affiliates for costs of providing administrative services, subject to the limitation that we will not reimburse the Advisor for any amount by which our operating expenses, at the end of the four preceding fiscal quarters (commencing after the quarter in which we make our first investment), exceed the greater of (a) 2.0% of average invested assets and (b) 25.0% of net incomeconnection with the selection or acquisition of an investment, whether or not the Company ultimately acquires, unless the excess amount is approved by a majority of our independent directors.  We will not reimburse the Advisor for personnel costs in connection with services for which the Advisor receives a separate fee, such as an acquisition fee, disposition fee or debt financing fee, or for the salaries and benefits paid to our executive officers. In addition, we will not reimburse the Advisor for rent or depreciation, utilities, capital equipment or other costs of its own administrative items.  During the three and nine months ended September 30, 2016, no operating expenses have been incurred by the Advisor.

Fees Paid in Connection with the Liquidation or Listing of the Company's Real Estate Assets

For substantial assistance in connection with the sale of investments, as determined by the independent directors, we will pay the Advisor or its affiliate the lesser of (i) 3.0% of the contract sale price of each real estate-related secured loan or other real estate investment or (ii) 50% of the customary commission which would be paid to a third-party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6.0% of the contract sales price. The disposition fee will be paid concurrently with the closing of any such disposition of all or any portion of any asset.  During the three and nine months ended September 30, 2016, no disposition fees have been earned by the Advisor.

After our stockholders have received a return of their net capital invested and a 6.0% annual cumulative, non-compounded return, then our Advisor will be entitled to receive 15.0% of the remaining proceeds. We will pay this subordinated performance fee only upon one of the following events: (i) if our shares are listed on a national securities exchange; (ii) if our assets are sold or liquidated; (iii) upon a merger, share exchange, reorganization or other transaction pursuant to which our investors receive cash or publicly-traded securities in exchange for their shares; or (iv) upon termination of our advisory agreement. During the three and nine months ended September 30, 2016, no subordinated performance fees have been earned by our Advisor.

Note E — Economic Dependency

Under various agreements, the Company has engaged or will engage the Advisor and its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition services, the sale of shares of the Company's common stock available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. In addition, the Sponsor pays selling commissions in connection with the sale of the Company's shares in the Offering and the Advisor pays the Company's organization and offering expenses.

As a result of these relationships, the Company is dependent upon the Advisor and its affiliates. In the event that these companies are unable to provide the Company with the respective services, the Company will be required to find alternative providers of these services.

Note F — Stock-Based Compensation

Long-Term Incentive Plan

Our board of directors has adopted a long-term incentive plan which we will use to attract and retain qualified directors, officers, employees, and consultants. Our long-term incentive plan will offer these individuals an opportunity to participate in our growth through awards in the form of, or based on, our common stock. We currently anticipate that we will not issue awards under our long-term incentive plan, although we may do so in the future, including to our independent directors as a form of compensation.

The long-term incentive plan authorizes the granting of restricted stock, stock options, stock appreciation rights, restricted or deferred stock units, dividend equivalents, other stock-based awards and cash-based awards to directors, officers, employees and consultants of ours and our affiliates' selected by the board of directors for participation in our long-term incentive plan. Stock options granted under the long-term incentive plan will not exceed an amount equal to 10% of the outstanding shares of our common stock on the date of grant of any such stock options. Stock options may not have an exercise price that is less than the fair market value of a share of our common stock on the date of grant.

Our board of directors or a committee appointed by our board of directors will administer the long-term incentive plan, with sole authority to determine all of the terms and conditions of the awards, including whether the grant, vesting or settlement of awards may be subject to the attainment of one or more performance goals. No awards will be granted under the long-term incentive plan if the grant or vesting of the awards would jeopardize our status as a REIT under the Code or otherwise violate the ownership and transfer restrictions imposed under our charter. Unless otherwise determined by our board of directors, no award granted under the long-term incentive plan will be transferable except through the laws of descent and distribution.

We have authorized and reserved an aggregate maximum number of 500,000 shares for issuance under the long-term incentive plan. In the event of a transaction between our company and our stockholders that causes the per-share value of our common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits under the long-term incentive plan will be adjusted proportionately and the board of directors will make such adjustments to the long-term incentive plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding shares of common stock into a lesser number of shares, the authorization limits under the long-term incentive plan will automatically be adjusted proportionately and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Our board of directors may in its sole discretion at any time determine that all or a portion of a participant's awards will become fully vested. The board may discriminate among participants or among awards in exercising such discretion. The long-term incentive plan will automatically expire on the tenth anniversary of the date on which it is approved by our board of directors and stockholders, unless extended or earlier terminated by our board of directors. Our board of directors may terminate the long-term incentive plan at any time. The expiration or other termination of the long-term incentive plan will not, without the participant's consent, have an adverse impact on any award that is outstanding at the time the long-term incentive plan expires or is terminated. Our board of directors may amend the long-term incentive plan at any time, but no amendment will adversely affect any award without the participant's consent and no amendment to the long-term incentive plan will be effective without the approval of our stockholders if such approval is required by any law, regulation or rule applicable to the long-term incentive plan. During the three and nine months ended September 30, 2016, no grants have been made under the long-term incentive plan.

Note G – Recent Accounting Pronouncements

In April 2015, the FASB issued ASU 2015-03, Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, ("ASU 2015-03"). ASU 2015-03 requires that debt issuance costs related to borrowings be presented in the balance sheet as a direct deduction from the carrying amount of the borrowing, consistent with debt discounts. The ASU does not affect the amount or timing of expenses for debt issuance costs. The Company adopted ASU 2015-03 effective January 1, 2016 on a retrospective basis, by recasting all prior periods shown to reflect the effect of adoption, the effect of which is not material.

In March 2016, the FASB issued ASU No. 2016-07, Investments - Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting ("ASU 2016-07"). ASU 2016-07 eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We do not currently have significant investments that are accounted for by a method other than the equity method and do not expect ASU 2016-07 to have a significant impact on our consolidated financial condition and results of operations.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-07 is effective for annual and interim periods beginning after December 15, 2016 and early adoption is permitted. We are currently assessing the potential impact of ASU 2016-09 on our consolidated financial condition and results of operations.

In August 2016, the FASB issued ASU No. 2016-15, Classification of Certain Cash Receipts and Cash Payments. This update provides guidance on how to record eight specific cash flow issues. This update is effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted and a retrospective transition method should be applied. The Company is currently evaluating the effect of this update on its consolidated financial statements.

Note H - Acquisitions

West 9th Properties II, LLC

On May 11, 2016, the Company through a wholly owned entity, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $5.7 million in cash. The Company's share of the purchase was approximately $2.9 million and the Company will own a 51% interest in the entity.  The surface parking lot is located at 1200-1240 W. 9th Street and W. 10th Street, Cleveland, Ohio (the "West 9th parking lot"). The West 9th parking lot consists of approximately 87,052 square feet with approximately 260 parking spaces.

The West 9th parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where West 9th Properties II, LLC will be responsible for property taxes above a $120,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $330,000. In addition, the lease provides revenue participation with such West 9th parking lot receiving 70% of gross receipts over $650,000. The term of the lease will be for 5 years.

33740 Crown Colony, LLC

On May 17, 2016, the Company through a wholly owned entity, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $3.0 million in cash. The Company's share of the purchase was approximately $1.5 million and the Company will own a 51% interest in the entity.  The surface parking lot is located at 1239 W. 9th Street, Cleveland, Ohio (the "Crown Colony parking lot"). The Crown Colony parking lot consists of approximately 23,000 square feet with approximately 82 parking spaces.

The Crown Colony parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where 33740 Crown Colony, LLC will be responsible for property taxes above a $40,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $185,000. In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $325,000. The term of the lease will be for 5 years.

MVP San Jose 88 Garage, LLC

On June 15, 2016, the Company through a wholly owned entity, closed on the purchase of a 100% ownership interest in a multi-level parking garage, for approximately $3.6 million in cash. The parking garage is located at 88 E. San Fernando Street, San Jose, California (the "San Jose parking garage"). The San Jose parking garage consists of approximately 114,402 square feet with approximately 328 parking spaces.

The San Jose parking garage is managed by ABM Parking Services, a nationwide parking operator. The term of the management agreement is for one year.

MCI 1372 Street, LLC

On July 7, 2016, the Company, through a wholly owned subsidiary, closed on the purchase of all of the membership interests of an entity that owns a parking lot, for approximately $0.7 million in cash. The parking lot is located at 137 2nd Street, Canton, Ohio (the "MCI Lot"). The parking lot consists of approximately 19,000 square feet with approximately 68 parking spaces.  The MCI Lot is leased by ABM Parking Services, a nationwide parking operator, under a net lease agreement where MCI Lot is responsible for property taxes above a $3,000 threshold and ABM Parking Services pays for all insurance and maintenance costs.  ABM Parking Services pays annual rent of $50,000.  In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $100,000. The term of the lease is for five years.

Cincinnati Race Street, LLC

On July 8, 2016, the Company, through a wholly owned subsidiary, closed on the purchase of a multi-level parking garage, for approximately $4.5 million in cash. The parking garage is located at 321 Race Street, Cincinnati, Ohio (the "Race Street garage"). The Race Street garage consists of approximately 115,000 square feet with approximately 350 parking spaces.  The Race Street garage is leased by SP Plus Corporation under a net lease agreement where Race Street garage is responsible for property taxes and SP Plus Corporation pays for insurance and maintenance costs.  SP Plus Corporation pays annual rent of $330,000.  In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $610,000. The term of the lease is for five years.

St. Louis Washington, LLC

On July 20, 2016, the Company, through a wholly owned subsidiary, closed on the purchase of a surface parking lot, for approximately $3.0 million in cash.  The surface parking lot is located at 1101 Washington Ave, St Louis, Missouri (the "Washington Ave parking lot"). The Washington Ave parking lot consists of approximately 17,000 square feet with approximately 63 parking spaces.  The Washington Ave parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where such subsidiary of the Company will be responsible for property taxes, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $162,500. In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $245,000. The term of the lease will be for 5 years.

St. Paul Holiday Garage, LLC

On August 12, 2016, the Company through a wholly owned subsidiary closed on the purchase of a parking garage, for approximately $8.2 million in cash.  The surface parking lot is located at 234 W Kellogg Blvd, St. Paul, MN (the "St. Paul Holiday Inn Garage").  The St. Paul Holiday Inn Garage consists of approximately 37,000 square feet with approximately 285 parking spaces.  Interstate Parking, a regional parking operator, leases the St. Paul Holiday Inn Garage under a net lease agreement where St. Paul Holiday Inn Garage is responsible for property taxes property taxes above a $150,000 threshold and Interstate Parking pays for insurance and maintenance costs.  Interstate Parking will pay annual rent of $534,500.  In addition, the lease provides revenue participation with such MVP entity receiving 75% of gross receipts over $900,000. The term of the lease will be for 10 years.

Louisville Station Broadway, LLC

On August 23, 2016, the Company through a wholly owned subsidiary closed on the purchase of a surface parking lot, for approximately $3.0 million in cash.  The surface parking lot is located at 300 West Broadway, Louisville, KY (the "Louisville West Broadway parking lot"). The Louisville West Broadway parking lot consists of approximately 54,000 square feet with approximately 165 parking spaces.  Riverside Parking leases the Louisville West Broadway parking lot under a net lease agreement where Louisville West Broadway parking lot will be responsible for property taxes above a $25,000 threshold, and Riverside Parking will pay insurance and maintenance costs.  Riverside Parking will pay annual rent of $200,000.  In addition, the lease provides revenue participation with the Company receiving 75% of gross receipts over $275,000. The term of the lease will be for 5 years.

White Front Garage Partners, LLC

On September 30, 2016, the Company through a wholly owned entity it owns, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns parking garage, for approximately $11.5 million in cash.  The Company's share of the purchase was approximately $9.2 million and the Company will own an 80% interest in the entity.  The parking garage is located at 205 2nd Avenue North, Nashville, TN (the "White Front Garage").  The White Front Garage consists of approximately 11,000 square feet with approximately 155 parking spaces.  The White Front Garage is leased by Premier Parking of Tennessee, LLC ("Premier Parking"), a parking operator with over 300 locations in nine different states, under a NNN lease agreement.  Premier Parking will pay annual rent of $700,000. In addition, the lease provides revenue participation with MVP receiving 70% of gross receipts over $850,000. The term of the lease will be for 10 years.

The following table is a summary of the acquisitions for the nine months ended September 30, 2016:

	Assets			Liabilities
	Land and Improvements	Building and improvements	Total assets acquired	Notes Payable Assumed	Net assets and liabilities acquired

West 9th Properties II	$5,675,000	--	$5,675,000	$--	$5,675,000
33740 Crown Colony	3,030,000	--	3,030,000	--	3,030,000
San Jose 88 Garage	1,073,000	2,503,000	3,576,000	--	3,576,000
MCI 1372 Street	700,000	--	700,000	--	700,000
Cincinnati Race Street	2,142,000	2,358,000	4,500,000	--	4,500,000
St. Louis Washington	3,000,000	--	3,000,000	--	3,000,000
St. Paul Holiday Garage	1,673,000	6,527,000	8,200,000	--	8,200,000
Louisville Station Broadway	3,050,000	--	3,050,000	--	3,050,000
White Front Garage	3,116,000	8,379,000	11,495,000	--	11,495,000
	$23,459,000	$19,767,000	$43,226,000	$--	$43,226,000

Pro forma results of the Company

The following table of pro forma unaudited condensed consolidated results of operations of the Company for the three and nine months ended September 30, 2016 and for the period from May 4, 2015 (Date of Inception) through September 30, 2015, and assumes that the acquisitions were completed as of May 4, 2015 (Date of Inception).

	For the three months ended September 30, 2016	For the nine months ended September 30, 2016	For the Period from May 4, 2015 (Date of Inception) through September 30, 2015
Revenues from continuing operations	$909,000	$2,568,000	$1,409,000
Net Income (loss) available to common stockholders	$(1,290,000)	$(924,000)	$1,144,000
Net income (loss) available to common stockholders per share – basic	$(0.96)	$(1.20)	$143.00
Net income (loss) available to common stockholders per share – diluted	$(0.96)	$(1.20)	$143.00

Note I – Investment in Equity Method Investee

MVP Denver 1935 Sherman, LLC

On February 12, 2016, the Company along with MVP REIT, through MVP Denver 1935 Sherman, LLC ("MVP Denver"), a Nevada limited liability company owned 24.49% by the Company and 75.51% by MVP REIT, closed on the purchase of a parking lot for approximately $2.4 million in cash, of which the Company's share was approximately $0.6 million.  The parking lot is located at 1935 Sherman Avenue, Denver, Colorado (the "Denver parking lot").  The Denver parking lot consists of approximately 18,765 square feet and has approximately 72 parking spaces.  The Denver parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where MVP Denver is responsible for property taxes and SP Plus Corporation pays for all insurance and maintenance costs.  SP Plus Corporation pays annual rent of $120,000.  In addition, the lease provides revenue participation with MVP Denver receiving 70% of gross receipts over $160,000. The term of the lease is for 10 years.

The following is a summary of the Company's portion of the purchase per the agreement:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II

MVP Denver 1935 Sherman	02/12/2016	$600,000	75.51%	24.49%

Total		$600,000

Note J – Investment in Cost Method Investee

Minneapolis Venture, LLC and Minneapolis City Parking, LLC

On January 6, 2016, the Company along with MVP REIT closed on the purchase of two parking lots located in Minneapolis for a purchase price of approximately $15.5 million in cash plus closing costs.  The purchase was accomplished through Minneapolis Venture, LLC, a limited liability company (the "Minneapolis Venture") owned jointly by the Company and MVP REIT, of which the Company owns 12.91%. The Company's share of the purchase price was approximately $2.0 million plus the Company's share of the closing costs.

The first parking lot is located at 1022 Hennepin Avenue (the "Hennepin lot"). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North (the "10th Street lot"). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces.  SP Plus Corporation will lease the Hennepin lot and 10th Street lot under a net lease agreement pursuant to which the Minneapolis Venture will be responsible for property taxes and SP Plus Corporation will pay for all insurance and maintenance costs. SP Plus Corporation will pay a cumulative annual rent of $800,000. In addition, the lease provides revenue participation with Minneapolis Venture receiving 70.0% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80.0% of annual gross receipts in excess of $1,300,000. The term of the lease is for 5 years.  During April 2016, the Hennepin lot was put into a new entity Minneapolis City Park.  During June 2016, Minneapolis Venture entered into a purchase and sales agreement (the "PSA") to sell the 10th Street lot "as is" to a third party for approximately $6.1 million.  During October 2016, the PSA was cancelled.  We will continue to market the property and account for this property as cost method investee – held for sale.

MVP Bridgeport Fairfield Garage, LLC

On March 30, 2016, the Company along with MVP REIT, through MVP Bridgeport Fairfield Garage, LLC, a Delaware limited liability company ("MVP Bridgeport"), an entity owned 10% by the Company and 90% by MVP REIT, closed on the purchase of a multi-level parking garage consisting of approximately 878 parking spaces, together with approximately 4,349 square feet of retail space, located in Bridgeport, Connecticut (the "Bridgeport lot"), for a purchase price of $7.8 million in cash, plus closing costs, of which the Company's share was approximately $0.8 million.  The Bridgeport lot is leased by SP Plus Corporation under a net lease agreement where MVP Bridgeport is responsible for property taxes above a $100,000 threshold, and SP Plus Corporation pays for insurance and maintenance costs.  SP Plus Corporation pays annual rent of $400,000.  In addition, the lease provides revenue participation with MVP Bridgeport receiving 65% of gross receipts over $775,000. The term of the lease is for 10 years.

The following is a summary of the Company's portion of the initial investments:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II

MVP Bridgeport Fairfield	03/30/2016	792,000	90.00%	10.00%
Minneapolis City Parking	01/06/2016	1,213,000	87.09%	12.91%

Total		$2,005,000

Note K — Investment in Cost Method Investee – Held for Sale

Minneapolis Venture, LLC and Minneapolis City Parking, LLC

On January 6, 2016, the Company along with MVP REIT closed on the purchase of two parking lots located in Minneapolis for a purchase price of approximately $15.5 million in cash plus closing costs.  The purchase was accomplished through Minneapolis Venture, LLC, a limited liability company (the "Minneapolis Venture") owned jointly by the Company and MVP REIT, of which the Company owns 12.91%. The Company's share of the purchase price was approximately $2.0 million plus the Company's share of the closing costs.  The first parking lot is located at 1022 Hennepin Avenue (the "Hennepin lot"). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North (the "10th Street lot"). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces.  SP Plus Corporation will lease the Hennepin lot and 10th Street lot under a net lease agreement pursuant to which the Minneapolis Venture will be responsible for property taxes and SP Plus Corporation will pay for all insurance and maintenance costs. SP Plus Corporation will pay a cumulative annual rent of $800,000. In addition, the lease provides revenue participation with Minneapolis Venture receiving 70.0% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80.0% of annual gross receipts in excess of $1,300,000. The term of the lease is for 5 years.  During April 2016, the Hennepin lot was put into a new entity Minneapolis City Park. During June 2016, Minneapolis Venture entered into a purchase and sales agreement (the "PSA") to sell the 10th Street lot "as is" to a third party for approximately $6.1 million.  During October 2016, the PSA was cancelled.  We will continue to market the property and account for this property as cost method investee – held for sale.

The following is a summary of the Company's portion of the initial investments:

			Ownership
Property Name	Purchase Date	Purchase Price	MVP REIT	MVP REIT II

MVP Minneapolis Venture	01/06/2016	$788,000	87.09%	12.91%

Total		$788,000

Note L — Subsequent Events

The following subsequent events have been evaluated through the date of this filing with the SEC.

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT ("the REITs"), through a wholly owned subsidiary (the "Borrowers") entered into a credit agreement (the "Unsecured Credit Agreement") with KeyBank, National Association ('KeyBank") as the administrative agent and KeyBanc Capital Markets ("KeyBank Capital Markets") as the lead arranger.  Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the "Unsecured Credit Facility"), which may be increased up to $100 million, in minimum increments of $10 million.  The Unsecured Credit Facility has an initial term of two years, maturing on October 5 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee.  The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement.  The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%.  Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter.  The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several.  The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the Unsecured Credit Agreement and related documents, copies of which were attached as Exhibits 10.1 through 10.4to the Form 8-K filed on October 6, 2016 and incorporated herein by reference.

On October 27, 2016, the Company filed a Form 8-K disclosing the filing of the Articles Supplementary classifying and designating 50,000 shares of the Series A Convertible Redeemable Preferred Stock, and its intention to offer up to $50 million in shares of the Series A Convertible Redeemable Preferred Stock, together with Warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors.  The Company commenced the private placement of the Series A Convertible Redeemable Preferred Stock and Warrants to accredited investors on November 1, 2016.  Any offer and sale of the Series A Convertible Redeemable Preferred Stock and Warrants will be made solely pursuant to a private placement memorandum and only to those accredited investors who complete the accredited investor verification process in compliance with Rule 506(c) of Regulation D and who reside in a state that permits the offer and sale of the Series A Convertible Redeemable Preferred Stock and Warrants under applicable state securities laws.

On October 25, 2016, the Company through a wholly owned entity it owns, closed on the purchase of all of the membership interests of an entity that owns a parking garage, for approximately $7.3 million in cash.  The Company will own a 100% interest in the entity.  The parking garage is located at 708 St. Clair Ave, Cleveland, OH (the "Cleveland Lincoln Garage"). The Cleveland Lincoln Garage consists of approximately 49,587 square feet of land with a seven story parking garage with approximately 536 parking spaces, together with approximately 9,589 square feet of retail space and approximately 35,683 square feet of office space.  The Cleveland Lincoln Garage is leased by SP Plus Corporation, a national parking operator, under a modified NNN lease agreement, where SP Plus will be responsible for the first $125,000 in property taxes.  SP Plus Corporation will pay annual rent of $500,000.  In addition, the lease provides revenue participation with MVP receiving 80% of gross receipts over $900,000. The term of the lease will be for five years.

During October 2016, Cleveland West 9th and 33740 Crown Colony  issued a promissory note to American National Insurance Company of New York for a $5.3 million loan secured by real properties located in Cleveland, OH, of which we own an 51% interest in these entities .  The loan has a term of 10 years, has an interest rate of 4.5% and is payable in monthly installment payments of principal and interest totaling approximately $30,000, maturing in October 2026.

On November 1, 2016, we commenced a private placement offering to accredited investors for up to $50 million in shares (the "Shares") of the Company's Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, together with warrants (the "Warrants") to acquire the Company's common stock, par value $0.0001 per share (the "Common Stock," together with the Shares and the Warrants, collectively, the "Securities"), pursuant to the terms set forth in a private placement memorandum, dated as of November 1, 2016  (the "Private Placement"). The maximum offering amount shall not exceed, at any time during the offering, 60% of the total value of the Common Stock issued and outstanding.  The Private Placement is expected to continue until all of the Shares are sold or two years from the date of the first purchase of the Shares, whichever occurs first.

On November 5, 2016, we purchase 338,409 shares of MVP REIT, Inc's common stock from a unrelated third party for $3.0 million or $8.865 per share.  Starting April 11, 2016, MVP REIT Inc's net asset value ("NAV"), as determined by the board of directors, was $9.14 per common share and is being used for purposes of effectuating permitted redemptions of MVP REIT Inc's common stock and issuing shares pursuant to their distribution reinvestment plan.

ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a financial review and analysis of our financial condition and results of operations for the three and nine months ended September 30, 2016.  This discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and the notes thereto and Management's Discussion and Analysis of Financial Conditions and Results of Operations in our annual report on Form 10-K for the year ended December 31, 2015. As used herein, the terms "we," "our" and "us" refer to MVP REIT II, Inc., and, as required by context, MVP REIT II Operating Partnership, LP, which we refer to as our "operating limited partnership," and to their subsidiaries.

Forward-Looking Statements

Certain statements included in this quarterly report on Form 10-Q (this "Quarterly Report") that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. Forward-looking statements are typically identified by the use of terms such as "may," "should," "expect," "could," "intend," "plan," "anticipate," "estimate," "believe," "continue," "predict," "potential" or the negative of such terms and other comparable terminology.

The forward-looking statements included herein are based upon our current expectations, plans, estimates, assumptions and beliefs, which involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	the fact that we have a limited operating history;
•	the fact that we have had a net loss for each period since inception;
•	our ability to effectively deploy the proceeds raised in our initial public offering;
•	the performance of properties the Company has acquired or may acquire;
•	changes in economic conditions generally and the real estate and debt markets specifically;
•	legislative or regulatory changes (including changes to the laws governing the taxation of real estate investment trusts, or REITs);
•	potential damage and costs arising from natural disasters, terrorism and other extraordinary events, including extraordinary events affecting parking facilities included in our portfolio;
•
risks inherent in the real estate business, including ability to secure leases or parking management contracts at favorable terms, tenant defaults, tenant concentration risks, potential liability relating to environmental matters and the lack of liquidity of real estate investments;

•	competitive factors that may limit our ability to make investments or attract and retain tenants;
•	our ability to generate sufficient cash flows to pay distributions to our stockholders;
•	our failure to qualify or maintain our status as a REIT;
•	the availability of capital and debt financing generally, and any failure to obtain debt financing at favorable terms or a failure to satisfy the conditions and requirements of that debt;
•	changes in interest rates; and
•	changes to generally accepted accounting principles, or GAAP.

Any of the assumptions underlying the forward-looking statements included herein could be inaccurate, and undue reliance should not be placed upon on any forward-looking statements included herein. All forward-looking statements are made as of the date of this Quarterly Report, and the risk that actual results will differ materially from the expectations expressed herein will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward – looking statements made after the date of this Quarterly Report, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward – looking statements included in this Quarterly Report, including, without limitation, the risks described under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Quarterly Report will be achieved.

Overview

MVP REIT II, Inc. (the "Company," "we," "us," or "our") is a Maryland corporation formed on May 4, 2015 and intends to qualify as a real estate investment trust ("REIT") for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2016. The Company is offering for sale a maximum of $500 million in common stock, $0.0001 par value per share, for $25.00 per share on a "best efforts" basis, pursuant to a registration statement on Form S-11 (the "Offering") filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). The Offering also covers up to $50 million for the issuance of common stock pursuant to a distribution reinvestment plan (the "DRIP") under which common stock holders may elect to have their distributions reinvested in additional shares of common stock at $25.00 per share.

The Company was formed to focus primarily on investments in parking facilities, including parking lots, parking garages and other parking structures throughout the United States and Canada. No more than 10% of the proceeds of this offering will be used for investment in Canadian properties.  To a lesser extent, the Company may also invest in properties other than parking facilities.

The Company is the sole general partner of MVP REIT II Operating Partnership, LP, a Delaware limited partnership (the "Operating Partnership"). The Company plans to own substantially all of its assets and conduct its operations through the Operating Partnership. The Company's wholly owned subsidiary, MVP REIT II Holdings, LLC, is the sole limited partner of the Operating Partnership. The operating agreement provides that the Operating Partnership is operated in a manner that enables the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the Operating Partnership is not classified as a "publicly traded partnership" for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the Operating Partnership being taxed as a corporation.

We utilize an UPREIT structure to enable us to acquire real property in exchange for limited partnership interests in our Operating Partnership from owners who desire to defer taxable gain that would otherwise normally be recognized by them upon the disposition of their real property or transfer of their real property to us in exchange for shares of our common stock or cash.

As part of our initial capitalization, we sold 8,000 shares of common stock for $200,000 to MVP Capital Partners II, LLC the "Sponsor"), the sponsor of the Company. The Sponsor is owned 60% by Vestin Realty Mortgage II, Inc., a Maryland corporation and Nasdaq-listed company ("VRM II"), and 40% by Vestin Realty Mortgage I, Inc., a Maryland corporation and OTC Market-listed company ("VRM I"), both which are managed by Vestin Mortgage, LLC, a Nevada limited liability company in which Michael Shustek owns a significant majority.  The Company also sold 5,000 shares of common stock directly to VRM II.

Pursuant to the terms of the Offering, the Company needed to receive proceeds of $2.0 million in connection with the sale of its common stock in order to break escrow and commence operations. As of December 31, 2015, the Company fulfilled its minimum offering of $2.0 million in subscriptions for its common stock.  As of September 30, 2016, the Company raised approximately $44.9 million before payment of deferred offering costs of approximately $1.1 million, contribution from the Sponsor of approximately $1.1 million and cash distributions of approximately $142,000.

On October 27, 2016, the Company filed a Form 8-K disclosing the filing of the Articles Supplementary classifying and designating 50,000 shares of the Series A Convertible Redeemable Preferred Stock, and its intention to offer up to $50 million in shares of the Series A Convertible Redeemable Preferred Stock, together with Warrants to acquire the Company's common stock, in a Regulation D 506(c) private placement to accredited investors.  The Company commenced the private placement of the Series A Convertible Redeemable Preferred Stock and Warrants to accredited investors on November 1, 2016.  Please see the Form 8-K filed on October 27, 2016 for a summary of the terms of the Series A Convertible Redeemable Preferred Stock and the Warrants being offered in the private placement to accredited investors. Any offer and sale of the Series A Convertible Redeemable Preferred Stock and Warrants will be made solely pursuant to a private placement memorandum and only to those accredited investors who complete the accredited investor verification process in compliance with Rule 506(c) of Regulation D and who reside in a state that permits the offer and sale of the Series A Convertible Redeemable Preferred Stock and Warrants under applicable state securities laws.

From inception through September 30, 2016, the Company had paid approximately $142,000 in cash, issued 8,692 shares of its common stock as DRIP and issued 14,356 shares of its common stock as dividend in distributions to the Company's stockholders, all of which have been paid from offering proceeds and constituted a return of capital.  The Company may pay distributions from sources other than cash flow from operations, including proceeds from the Offering, the sale of assets, or borrowings.  The Company has no limits on the amounts it may pay from such sources. If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.

The Company's advisor is MVP Realty Advisors, LLC (the "Advisor"), a Nevada limited liability company, which is owned sixty percent (60%) by VRM II and forty percent (40%) by VRM I.  The Advisor is responsible for managing the Company's affairs on a day-to-day basis and for identifying and making investments on the Company's behalf pursuant to an advisory agreement between the Company and the Advisor (the "Advisory Agreement"). The Company has no paid employees.  The Advisor also advises MVP REIT, Inc. ("MVP REIT"), a real estate investment trust registered with the SEC with substantially the same investment strategy as the Company in that MVP REIT also invests primarily in parking facilities.

On January 6, 2016, the Company along with MVP REIT closed on the purchase of two parking lots located in Minneapolis for a purchase price of approximately $15.5 million in cash plus closing costs.  The purchase was accomplished through Minneapolis Venture, LLC, a limited liability company (the "Minneapolis Venture") owned jointly by the Company and MVP REIT, of which the Company owns 12.91%. The Company's share of the purchase price was approximately $2.0 million plus the Company's share of the closing costs.  The first parking lot is located at 1022 Hennepin Avenue (the "Hennepin lot"). The Hennepin lot consists of approximately 90,658 square feet and has approximately 270 parking spaces.  The second parking lot is located at 41 10th Street North (the "10th Street lot"). The 10th street lot consists of approximately 107,952 square feet and has approximately 185 parking spaces.  Both the Hennepin lot and 10th Street lot will be leased by SP Plus Corporation under a net lease agreement where the Minneapolis Venture is responsible for property taxes and SP Plus Corporation will pay for all insurance and maintenance costs. SP Plus Corporation will pay a cumulative annual rent of $800,000. In addition, the lease provides revenue participation with Minneapolis Venture receiving 70.0% of gross receipts over $1,060,000 but not in excess of $1,300,000 plus 80.0% of annual gross receipts in excess of $1,300,000. The term of the lease is for 5 years.  During April 2016, the Hennepin lot was put into a new entity Minneapolis City Park.  During June 2016, Minneapolis Venture entered into a purchase and sales agreement "PSA" to sell, "as is" the 10th Street lot to a third party for approximately $6.1 million.  The Company reclassified its share of this property as Investments in cost method investee – held for sale.  During October 2016, the PSA was cancelled.  We will continue to market the property and account for this property as cost method investee – held for sale.

On February 12, 2016, the Company along with MVP REIT, through MVP Denver 1935 Sherman, LLC ("MVP Denver"), a Nevada limited liability company owned 24.49% by the Company and 75.51% by MVP REIT, closed on the purchase of a parking lot for approximately $2.4 million in cash, of which the Company's share was approximately $0.6 million.  The parking lot is located at 1935 Sherman Avenue, Denver, Colorado (the "Denver parking lot").  The Denver parking lot consists of approximately 18,765 square feet and has approximately 72 parking spaces.  The Denver parking lot is leased by SP Plus Corporation, under a net lease agreement where MVP Denver is responsible for property taxes and SP Plus Corporation pays for all insurance and maintenance costs.  SP Plus Corporation pays annual rent of $120,000.  In addition, the lease provides revenue participation with MVP Denver receiving 70% of gross receipts over $160,000. The term of the lease is for 10 years.

On March 30, 2016, the Company along with MVP REIT, through MVP Bridgeport Fairfield Garage, LLC, a Delaware limited liability company ("MVP Bridgeport"), an entity owned 10% by the Company and 90% by MVP REIT, closed on the purchase of a multi-level parking garage consisting of approximately 878 parking spaces, together with approximately 4,349 square feet of retail space, located in Bridgeport, Connecticut (the Bridgeport lot"), for a purchase price of $7.8 million in cash, plus closing costs, of which the Company's share was approximately $0.8 million.  The parking garage is leased by SP Plus Corporation under a net lease agreement where MVP Bridgeport is responsible for property taxes above a $100,000 threshold, and SP Plus Corporation pays for insurance and maintenance costs.  SP Plus Corporation pays annual rent of $400,000.  In addition, the lease provides revenue participation with MVP Bridgeport receiving 65% of gross receipts over $775,000. The term of the lease is for 10 years.

On May 11, 2016, the Company through a wholly owned subsidiary, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $5.7 million in cash. The Company's share of the purchase was approximately $2.9 million and the Company will own a 51% interest in the entity.  The surface parking lot is located at 1200-1240 W. 9th Street and W. 10th Street, Cleveland, Ohio (the "West 9th parking lot"). The West 9th parking lot consists of approximately 87,502 square feet with approximately 254 parking spaces.  The West 9th parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where the Company will be responsible for property taxes above a $120,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $330,000. In addition, the lease provides revenue participation with the Company receiving 70% of gross receipts over $650,000. The term of the lease will be for 5 years.

On May 17, 2016, the Company through a wholly owned subsidiary, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns a surface parking lot, for approximately $3.0 million in cash. The Company's share of the purchase was approximately $1.5 million and the Company will own a 51% interest in the entity.  The surface parking lot is located at 1239 W. 9th Street, Cleveland, Ohio (the "Crown Colony parking lot"). The Crown Colony parking lot consists of approximately 23,000 square feet with approximately 82 parking spaces.  The Crown Colony parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where the Company will be responsible for property taxes above a $40,000 threshold, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $185,000. In addition, the lease provides revenue participation with the Company receiving 70% of gross receipts over $325,000. The term of the lease will be for 5 years.

On June 15, 2016, MVP REIT II, Inc., (the "Company") through a wholly owned subsidiary, closed on the purchase of a multi-level parking garage, for approximately $3.6 million in cash. The parking garage is located at 88 E San Fernando Street, San Jose, California (the "San Jose parking garage"). The parking lot consists of approximately 114,402 square feet with approximately 328 parking spaces.  The San Jose parking garage will be managed by ABM Parking Services, a nationwide parking operator. The term of the management agreement is for 1 year.

On July 7, 2016, MVP REIT II, Inc., (the "Company") through a wholly owned subsidiary, closed on the purchase of all of the membership interests of an entity that owns a parking lot, for approximately $0.7 million in cash. The parking lot is located at 137 2nd Street, Canton, Ohio (the "MCI Lot"). The parking lot consists of approximately 19,000 square feet with approximately 68 parking spaces.  The MCI Lot is leased by ABM Parking Services, a nationwide parking operator, under a net lease agreement where MCI Lot is responsible for property taxes above a $3,000 threshold and ABM Parking Services pays for all insurance and maintenance costs.  ABM Parking Services pays annual rent of $50,000.  In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $100,000. The term of the lease is for five years.

On July 8, 2016, MVP REIT II, Inc., (the "Company") through a wholly owned subsidiary, closed on the purchase of a multi-level parking garage, for approximately $4.5 million in cash. The parking garage is located at 321 Race Street, Cincinnati, Ohio (the "Race Street garage"). The Race Street garage consists of approximately 115,000 square feet with approximately 350 parking spaces.  The Race Street garage is leased by SP Plus Corporation under a net lease agreement where Race Street garage is responsible for property taxes and SP Plus Corporation pays for insurance and maintenance costs.  SP Plus Corporation pays annual rent of $330,000.  In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $610,000. The term of the lease is for five years.

On July 20, 2016, the Company through a wholly owned subsidiary closed on the purchase of a surface parking lot, for approximately $3.0 million in cash.  The surface parking lot is located at 1101 Washington Ave, St Louis, Missouri (the "Washington Ave parking lot"). The Washington Ave parking lot consists of approximately 17,000 square feet with approximately 63 parking spaces.  The Washington Ave parking lot is leased by SP Plus Corporation, a national parking operator, under a net lease agreement where the acquiring subsidiary will be responsible for property taxes, and SP Plus Corporation will pay insurance and maintenance costs. SP Plus Corporation will pay annual rent of $162,500. In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $245,000. The term of the lease will be for 5 years.

On August 12, 2016, the Company through a wholly owned subsidiary closed on the purchase of a parking garage, for approximately $8.2 million in cash.  The surface parking lot is located at 234 W Kellog Blvd, St. Paul, MN (the "St. Paul Holiday Inn Garage").  The St. Paul Holiday Inn Garage consists of approximately 37,000 square feet with approximately 285 parking spaces.  Interstate Parking, a regional parking operator, leases the St. Paul Holiday Inn Garage under a net lease agreement where St. Paul Holiday Inn Garage is responsible for property taxes property taxes above a $150,000 threshold and Interstate Parking pays for insurance and maintenance costs.  Interstate Parking will pay annual rent of $534,500.  In addition, the lease provides revenue participation such MVP entity receiving 75% of gross receipts over $900,000. The term of the lease will be for 10 years.

On August 23, 2016, the Company through a wholly owned subsidiary closed on the purchase of a surface parking lot, for approximately $3.0 million in cash.  The surface parking lot is located at 300 West Broadway, Louisville, KY (the "Louisville West Broadway parking lot"). The Louisville West Broadway parking lot consists of approximately 54,000 square feet with approximately 165 parking spaces.  Riverside Parking leases the Louisville West Broadway parking lot under a net lease agreement where Louisville West Broadway parking lot will be responsible for property taxes above a $25,000 threshold, and Riverside Parking will pay insurance and maintenance costs.  Riverside Parking will pay annual rent of $200,000.  In addition, the lease provides revenue participation with such MVP entity receiving 75% of gross receipts over $275,000. The term of the lease will be for 5 years.

On September 30, 2016, the Company through a wholly owned entity it owns, along with MVP REIT, closed on the purchase of all of the membership interests of an entity that owns parking garage, for approximately $11.5 million in cash.  The Company's share of the purchase was approximately $9.2 million and the Company will own an 80% interest in the entity.  The parking garage is located at 421 Church St, Nashville, TN (the "White Front Garage"). The White Front Garage consists of approximately 11,000 square feet with approximately 155 parking spaces.  The White Front Garage is leased by Premier Parking of Tennessee, LLC ("Premier Parking"), a parking operator with over 300 locations in nine different states, under a NNN lease agreement.  Premier Parking will pay annual rent of $700,000. In addition, the lease provides revenue participation with such MVP entity receiving 70% of gross receipts over $850,000. The term of the lease will be for 10 years.

The Company may compete against MVP REIT, VRM I and VRM II for the acquisition of investments. The Company believes this potential conflict with respect to VRM I and VRM II, is mitigated, in part, by the Company's focus on parking facilities as its core investments, while the investment strategy of VRM I and VRM II focuses on acquiring office buildings and other commercial real estate and loans secured by commercial real estate. MVP REIT has substantially the same investment strategy as the Company, in that MVP REIT is also focused primarily on investments in parking facilities, For additional discussion regarding potential conflicts of interests, please see "Risk Factors—Risks Related to Conflicts of Interest" and "Item 13 – Certain Relationships and Related Transactions, and Director Independence" in our Annual Report on Form 10-K for the year ended December 31, 2015.

Results of Operations

As of September 30, 2016, we had acquired a 51% or more interest in nine properties, totaling approximately $43.2 million.  Six of these properties we owned 100%, and the other three properties had common ownership with MVP REIT.  In addition, we held a less than 50% ownership in four properties, where MVP REIT owned the majority share, of which our share of the purchase price was approximately $3.4 million.  All of these acquisitions were funded by the proceeds from our initial public offering.  The results of operations below reflect start-up costs as well as acquisition expenses incurred in connection with purchasing properties as we seek to deploy our offering proceeds.  We expect that income and expenses related to our portfolio will increase in future years as a result of owning the properties acquired for a full year and as a result of anticipated future acquisitions of real estate and real estate-related assets.  Our results of operations for the three and nine months ended September 30, 2016 are not indicative of those expected in future periods as the Company commenced operations by fulfilling its minimum offering of $2.0 million in subscriptions on December 30, 2015.

Results of Operations for the three months ended September 30, 2016 compared to the nine months ended September 30, 2016 and compared to the period from May 4, 2015 (Date of Inception) through September 30, 2015.
	For the Three Months Ended September 30, 2016	For the Nine Months Ended September 30, 2016	For the Period from May 4, 2015 (Inception) through September 30, 2015
Revenues
Rental revenue	$607,000	$676,000	$--
Total revenues	607,000	676,000	--

Operating expenses
General and administrative	267,000	602,000	7,000
Acquisition expenses	529,000	747,000	--
Acquisition expenses – related party	1,011,000	1,427,000	--
Operation and maintenance	293,000	328,000	--
Seminar	--	6,000	--
Organizational costs	--	--	6,000
Depreciation	43,000	46,000	--
Total operating expenses	2,143,000	3,156,000	13,000

Loss from operations	(1,536,000)	(2,480,000)	(13,000)

Other income (expense)
Interest expense	--	(1,000)	--
Income from investment in equity method investee	5,000	9,000	--
Total other income	5,000	8,000	--

Loss from continuing operations	(1,531,000)	(2,472,000)	(13,000)

Provision for income taxes	--	--	--

Net loss	$(1,531,000)	$(2,472,000)	$(13,000)

Funds from Operations and Modified Funds from Operations

The Advisor believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Additionally, publicly registered, non-listed REITs typically have a significant amount of acquisition activity and are substantially more dynamic during their initial years of investment and operation. While other start-up entities may also experience significant acquisition activity during their initial years, the Company believes that non-listed REITs are unique in that they have a limited life with targeted exit strategies within a relatively limited time frame after the acquisition activity ceases.

In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts ("NAREIT") promulgated a measure known as funds from operations ("FFO"). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, the Company believes that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than the Company does, making comparisons less meaningful.

The Investment Program Association ("IPA") issued Practice Guideline 2010-01 (the "IPA MFFO Guideline") on November 2, 2010, which extended financial measures to include modified funds from operations ("MFFO"). In computing MFFO, FFO is adjusted for certain non-operating cash items such as acquisition fees and expenses and certain non-cash items such as straight-line rent, amortization of in-place lease valuations, amortization of discounts and premiums on debt investments, nonrecurring impairments of real estate-related investments, mark-to-market adjustments included in net income (loss), and nonrecurring gains or losses included in net income (loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. Management is responsible for managing interest rate, hedge and foreign exchange risk. To achieve our objectives, the Company may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, the Company may enter into interest rate cap agreements and in order to mitigate our risk to foreign currency exposure, if any, the Company may enter into foreign currency hedges. The Company views fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Additionally, the Company believes it is appropriate to disregard impairment charges, as this is a fair value adjustment that is largely based on market fluctuations, assessments regarding general market conditions, and the specific performance of properties owned, which can change over time.

No less frequently than annually, the Company evaluates events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present, the Company assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows (including net rental and lease revenues, net proceeds on the sale of the property, and any other ancillary cash flows at a property or group level under GAAP) expected from the use of the assets and the eventual disposition. Investors should note, however, that determinations of whether impairment charges have been incurred are based partly on anticipated operating performance, because estimated undiscounted future cash flows from a property, including estimated future net rental and lease revenues, net proceeds on the sale of the property, and certain other ancillary cash flows, are taken into account in determining whether an impairment charge has been incurred. While impairment charges are excluded from the calculation of MFFO as described above, investors are cautioned that due to the fact that impairments are based on estimated future undiscounted cash flows and the relatively limited term of our operations, it could be difficult to recover any impairment charges through operational net revenues or cash flows prior to any liquidity event.

The Company adopted the IPA MFFO Guideline as management believes that MFFO is a helpful indicator of our on-going portfolio performance. More specifically, MFFO isolates the financial results of the REIT's operations. MFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, MFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and MFFO, the Company presents information that assists investors in aligning their analysis with management's analysis of long-term operating activities. MFFO also allows for a comparison of the performance of our portfolio with other REITs that are not currently engaging in acquisitions, as well as a comparison of our performance with that of other non-traded REITs, as MFFO, or an equivalent measure, is routinely reported by non-traded REITs, and the Company believe often used by analysts and investors for comparison purposes. As explained below, management's evaluation of our operating performance excludes items considered in the calculation of MFFO based on the following economic considerations:

•
Straight-line rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. As this item is a cash flow adjustment made to net income in calculating the cash flows provided by (used in) operating activities, it is added back to FFO to arrive at MFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. The Company was organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, the Company incurs non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss). These costs have been and will continue to be funded with cash proceeds from the Offering or included as a component of the amount borrowed to acquire such real estate. If the Company acquires a property after all offering proceeds from the Offering have been invested, there will not be any offering proceeds to pay the corresponding acquisition-related costs. Accordingly, unless the Advisor determines to waive the payment of any then-outstanding acquisition-related costs otherwise payable to the Advisor, such costs will be paid from additional debt, operational earnings or cash flow, net proceeds from the sale of properties, or ancillary cash flows. In evaluating the performance of our portfolio over time, management employs business models and analyses that differentiate the costs to acquire investments from the investments' revenues and expenses. Acquisition-related costs may negatively affect our operating results, cash flows from operating activities and cash available to fund distributions during periods in which properties are acquired, as the proceeds to fund these costs would otherwise be invested in other real estate related assets. By excluding acquisition-related costs, MFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after the Company ceases to acquire properties on a frequent and regular basis, which can be compared to the MFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from MFFO provides investors with supplemental performance information that is consistent with the performance models and analysis used by management.

For all of these reasons, the Company believes the non-GAAP measures of FFO and MFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and MFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and MFFO. Additionally, MFFO has limitations as a performance measure in an offering such as ours where the price of a share of common stock is a stated value. The use of MFFO as a measure of long-term operating performance on value is also limited if the Company does not continue to operate under our current business plan as noted above. MFFO is useful in assisting management and investors in assessing our on-going ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the Offering and acquisition stages are complete and net asset value ("NAV") is disclosed. However, MFFO is not a useful measure in evaluating NAV because impairments are taken into account in determining NAV but not in determining MFFO. Therefore, FFO and MFFO should not be viewed as more prominent a measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, NAREIT, nor any other organization body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate MFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and the Company may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and MFFO are presented in the following table for the three and nine months ended September 30, 2016.

	For the three months ended September 30, 2016	For the nine months ended September 30, 2016
Net income (loss) attributable to MVP REIT II, Inc. common shareholders	$(1,589,000)	$(2,534,000)
Add:
Depreciation and amortization of real estate assets	43,000	46,000
FFO	(1,546,000)	(2,488,000)
Add:
Acquisition fees and expenses to non-affiliates	529,000	748,000
Acquisition fees and expenses to affiliates	1,011,000	1,427,000

MFFO attributable to MVP REIT II, Inc. common shareholders	$(6,000)	$(313,000)

Capital and Liquidity Resources

The Company commenced operations on December 30, 2015.

Our principal demand for funds will be for the acquisition of real estate assets, the payment of operating expenses and interest on our outstanding indebtedness and the payment of distributions to our stockholders. Over time, the Company intends to generally fund its operating expenses from its cash flow from operations. The cash required for acquisitions and investments in real estate will be funded primarily from the sale of shares of our common stock, including those offered for sale through our distribution reinvestment plan, dispositions of properties in our portfolio and through third party financing and the assumption of debt on acquired properties.

In addition, we anticipate raising additional funds though our pending public offering, which was to be concluded on October 1, 2016; however, on September 16, 2016 our board approved an extension of our initial public common stock offering from October 1, 2016 to December 31, 2016.  We also anticipate raising additional funds through the private placement of the Series A Convertible Redeemable Preferred Stock and Warrants to accredited investors, which commenced on November 1, 2016.

Net cash used in operating activities for the nine months ended September 30, 2016 totaled approximately $1.8 million.  Operating cash flows were used for the payment of normal operating expenses.  Net cash used in investing activities totaled approximately $40.4 million and consisted of investments in real estate of approximately $36.6 million, investment in equity method investee of approximately $0.6 million, investments in cost method investees of approximately $1.4 million, investment in cost method investees held for sale of approximately $0.8 million and security deposits on future acquisitions of approximately $1 million. Net cash provided by financing activities totaled approximately $42.7 million and consisted of proceeds from issuance of common stock of approximately $42.6 million, proceeds from notes payable related to a cost method investment property of approximately $0.4 million, distributions of approximately $0.1 million and payments on notes payable of approximately $0.1 million.

On October 5, 2016, the Company, through its Operating Partnership, and MVP REIT, through a wholly owned subsidiary (the "Borrowers") entered into a credit agreement (the "Unsecured Credit Agreement") with KeyBank, National Association ('KeyBank") as the administrative agent and KeyBanc Capital Markets ("KeyBank Capital Markets") as the lead arranger.  Pursuant to the Unsecured Credit Agreement, the Borrowers were provided with a $30 million unsecured credit facility (the "Unsecured Credit Facility"), which may be increased up to $100 million, in minimum increments of $10 million.  The Unsecured Credit Facility has an initial term of two years, maturing on October 5 2018, and may be extended for a one-year period if certain conditions are met and upon payment of an extension fee.  The Unsecured Credit Facility has an interest rate calculated based on LIBOR Rate plus 2.25% or Base Rate plus 1.25%, both as provided in the Unsecured Credit Agreement.  The Base Rate is calculated as the greater of (i) the KeyBank Prime rate or (ii) the Federal Funds rate plus ½ of 1%.  Payments under the Unsecured Credit Facility are interest only and are due on the first day of each quarter.  The obligations of the Borrowers of the Unsecured Credit Agreement are joint and several.    The REITs have entered into cross-indemnification provisions with respect to their joint and several obligations under the Unsecured Credit Agreement.

The foregoing summary is qualified in its entirety by reference to the Unsecured Credit Agreement and related documents, copies of which are attached as Exhibits 10.1 through 10.4 to the Form 8-K filed on October 6, 2016 and incorporated herein by reference.

The Company will experience a relative decrease in liquidity as offering proceeds are used to acquire and operate assets and may experience a temporary, relative increase in liquidity if and when investments are sold, to the extent such sales generate proceeds that are available for additional investments. The Advisor may, but is not required to, establish working capital reserves from offering proceeds of cash flow generated by our investments or out of proceeds from the sale of investments. The Company does not anticipate establishing a general working capital reserve during the initial stages of the Offering; however, the Company may establish capital reserves with respect to particular investments. The Company also may, but is not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.

To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to the limitations previously described in our prospectus, the Company may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.

The Company's management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting the Company's targeted portfolio, the U.S. parking facility industry, which may reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of the Company's assets.

In addition to making investments in accordance with our investment objectives, the Company expects to use its capital resources to make certain payments to our advisor and the selling agent(s). During the acquisition and development stage, the Company expects to make payments to our advisor in connection with the selection or purchase of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor, see "Fees and Expenses Paid in Connection with the Operations of the Company", included in Note D — Related Party Transactions and Arrangements in Part I, Item 1 Unaudited Condensed Consolidated Financial Statements of this Quarterly Report on Form 10-Q for more information. The advisory agreement has a one-year term but may be renewed for an unlimited number of successive one-year periods upon the mutual consent of our advisor and our board of directors.

Management Compensation Summary

The following table summarizes all compensation and fees incurred by us and paid or payable to our Advisor and its affiliates in connection with our organization, our initial public offering and our operations for the three and nine months ended September 30, 2016 and for the period from May 4, 2015 (Inception) through September 30, 2015.

	For the nine months ended September 30, 2016	For the Period from May 4, 2015 (Inception) through September 30, 2015
Acquisition Fees – related party	$1,427,000	$--
Asset Management Fees	66,000	--
Total	$1,493,000	$--

Distributions and Stock Dividends

The Company intends to make regular cash distributions to its stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, the Company must make distributions equal to at least 90% of its REIT taxable income each year.

On October 23, 2015, the Company announced that its board of directors has approved a plan for payment of initial monthly cash distributions of $0.0625 per share and monthly stock dividends of $0.0625 per share, based on a purchase price of $25.00 per common share, commencing after the Company breaks escrow upon receiving subscriptions for the minimum offering amount of $2 million. The initial cash distribution and stock dividend were paid on February 10, 2016 to stockholders of record as of January 24, 2016. The initial cash distributions were paid from offering proceeds rather than funds from operations and therefore may represent a return of capital.  There can be no assurance that distributions and dividends will continue to be paid at this rate. The Company's board of directors may at any time change the distribution and dividend rate or suspend payment of distributions and dividends if it determines that such action is in the best interest of the Company and its stockholders.  The Company expects that its board of directors will continue to authorize, and it will declare, distributions based on a record date on the 24th of each month, and it expects to continue to pay distributions on the 10th day of the following month (or the next business day if the 10th is not a business day), monthly in arrears. The Company has not established a minimum distribution level, and its charter does not require that it make distributions to its stockholders; however, the Company anticipates the payment of monthly distributions. The Company may also make special stock dividends.

From inception through September 30, 2016, the Company had paid approximately $142,000 in cash, issued 8,692 shares of its common stock as DRIP and issued 14,356 shares of its common stock as dividend distribution made to the Company's stockholders.  Our total distributions paid for the period presented, the sources of such distributions, the cash flows provided by (used in) operations and the number of shares of common stock issued pursuant to our distribution reinvestment plan, or DRIP, are detailed below.

To date, all distributions have been paid from offering proceeds and therefore may represent a return of capital.

	Distributions paid in Cash	Distributions paid through DRIP	Total Distributions Paid	Cash Flows Used in Operations (GAAP basis)
1st Quarter, 2016	$10,000	$14,000	$24,000	$(134,000)
2nd Quarter, 2016	47,000	67,000	114,000	(435,000)
3rd Quarter, 2016	85,000	136,000	221,000	(1,065,000)
4th Quarter, 2016	--	--	--	--
Total 2016	$142,000	$217,000	$359,000	$(1,500,000)

As of September 30, 2016, the Company issued 14,356 shares of its common stock as dividend distribution made to the Company's stockholders through the DRIP.

The Company may not generate sufficient cash flow from operations to fully fund distributions. All or a portion of the distributions may be paid from other sources, such as cash flows from equity offerings, financing activities, borrowings, cash advances from the Advisor, or by way of waiver or deferral of fees. The Company has not established any limit on the extent to which distributions could be funded from these other sources. Accordingly, the amount of distributions paid may not reflect current cash flow from operations and distributions may include a return of capital, rather than a return on capital.  If the Company continues to pay distributions from sources other than cash flow from operations, the funds available to the Company for investments would be reduced and the share value may be diluted.  The level of distributions will be determined by the board of directors and depend on a number of factors including current and projected liquidity requirements, anticipated operating cash flows and tax considerations, and other relevant items deemed applicable by the board of directors.

Related-Party Transactions and Arrangements

The Company has entered into agreements with affiliates of its Sponsor, whereby the Company will pay certain fees or reimbursements to the Advisor or its affiliates in connection with, among other things, acquisition and financing activities, asset management services and reimbursement of operating and offering related costs. See Note D — Related Party Transactions and Arrangements in Part I Item 1 to the condensed consolidated financial statements included in this Quarterly Report for a discussion of the various related party transactions, agreements and fees.

Inflation

The Company expects to include provisions in its tenant leases designed to protect the Company from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases may not be sufficient to cover inflation and rent may be below market.

Income Taxes

The Company has been organized and conducts its operations to qualify as a REIT under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the "Code").  The Company expects to qualify as a REIT commencing with the taxable year ending December 31, 2016. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income which is distributed to its stockholders, provided that at least 90% of its REIT taxable income is distributed and provided that certain other requirements are met.  The Company's REIT taxable income may substantially exceed or be less than the net income as determined based on GAAP, because, differences in GAAP and taxable net income consist primarily of allowances for loan losses or doubtful account, write-downs on real estate held for sale, amortization of deferred financing cost, capital gains and losses, and deferred income.

REIT Compliance

The Company intends to qualify as a REIT for federal income tax purposes, therefore generally will not be subject to federal income tax on income that the Company distributes to the stockholders. If the Company fails to qualify as a REIT in any taxable year, including and after the taxable year in which we initially elect to be taxed as a REIT, the Company will be subject to federal income tax on the taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect the Company's net income.

To qualify as a REIT for tax purposes, the Company will be required to distribute at least 90% of its REIT taxable income to our stockholders. The Company must also meet certain asset and income tests, as well as other requirements. The Company will monitor the business and transactions that may potentially impact our REIT status. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on the taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

The Company had no off-balance sheet arrangements as of September 30, 2016.

Critical Accounting Policies

The Company's accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management's judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.

Real Estate Investments

Investments in real estate are recorded at cost. Improvements and replacements are capitalized when they extend the useful life of the asset. Costs of repairs and maintenance are expensed as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of up to 40 years for buildings, 15 years for land improvements, five years for fixtures and the shorter of the useful life or the remaining lease term for tenant improvements and leasehold interests.

We are required to make subjective assessments as to the useful lives of our properties for purposes of determining the amount of depreciation to record on an annual basis with respect to our investments in real estate. These assessments have a direct impact on our net income because if we were to shorten the expected useful lives of our investments in real estate, we would depreciate these investments over fewer years, resulting in more depreciation expense and lower net income on an annual basis.

We are required to present the operations related to properties that have been sold or properties that are intended to be sold, as discontinued operations in the statement of operations for all periods presented. Properties that are intended to be sold are to be designated as "held for sale" on the balance sheet.

Purchase Price Allocation

The Company allocates the purchase price of acquired properties to tangible and identifiable intangible assets acquired based on their respective fair values. Tangible assets include land, land improvements, buildings, fixtures and tenant improvements on an as-if vacant basis. The Company utilizes various estimates, processes and information to determine the as-if vacant property value. Estimates of value are made using customary methods, including data from appraisals, comparable sales, discounted cash flow analysis and other methods. Amounts allocated to land, land improvements, buildings and fixtures are based on cost segregation studies performed by independent third parties or on our analysis of comparable properties in our portfolio. Identifiable intangible assets include amounts allocated to acquire leases for above- and below-market lease rates, the value of in-place leases, and the value of customer relationships, as applicable.

The aggregate value of intangible assets related to in-place leases is primarily the difference between the property valued with existing in-place leases adjusted to market rental rates and the property valued as if vacant. Factors considered by the Company in its analysis of the in-place lease intangibles include an estimate of carrying costs during the expected lease-up period for each property, taking into account current market conditions and costs to execute similar leases. In estimating carrying costs, the Company will include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up period. Estimates of costs to execute similar leases including leasing commissions, legal and other related expenses are also utilized.

Above-market and below-market in-place lease values for owned properties are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management's estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease intangibles are amortized as a decrease to rental income over the remaining term of the lease. The capitalized below-market lease values will be amortized as an increase to rental income over the remaining term and any fixed rate renewal periods provided within the respective leases. In determining the amortization period for below-market lease intangibles, the Company initially will consider, and periodically evaluate on a quarterly basis, the likelihood that a lessee will execute the renewal option. The likelihood that a lessee will execute the renewal option is determined by taking into consideration the tenant's payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located.

The aggregate value of intangible assets related to customer relationship, as applicable, is measured based on our evaluation of the specific characteristics of each tenant's lease and our overall relationship with the tenant. Characteristics considered by the Company in determining these values include the nature and extent of the Company's existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant's credit quality and expectations of lease renewals, among other factors.

The value of in-place leases is amortized to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event does the amortization period for intangible assets exceed the remaining depreciable life of the building. If a tenant terminates its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense.

In making estimates of fair values for purposes of allocating purchase price, the Company will utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. The Company will also consider information obtained about each property as a result of the pre-acquisition due diligence, as well as subsequent marketing and leasing activities, in estimating the fair value of the tangible and intangible assets acquired and intangible liabilities assumed.

Deferred Costs

Deferred costs may consist of deferred financing costs, deferred offering costs and deferred leasing costs. Deferred financing costs represent commitment fees, legal fees, and other costs associated with obtaining commitments for financing. These costs are amortized over the terms of the respective financing agreements using the effective interest method. Unamortized deferred financing costs are expensed when the associated debt is refinanced or repaid before maturity. Costs incurred in seeking financial transactions that do not close are expensed in the period in which it is determined that the financing will not close.

Contractual Obligations

During July 2016, Bridgeport Fairfield issued a promissory note to FBL Financial Group, Inc for $4.4 million loan secured by real property located in Bridgeport, Connecticut.  The loan has a term of 10 years and has an annual interest rate of 4.00% and is payable in monthly installment payments of principal and interest totaling approximately $23,000, maturing in August 2026.  The Company holds a 12.91% interest in Bridgeport Fairfield.

Subsequent Events

Status of Offering

The Company commenced its initial public offering of its common stock on October 22, 2015.  As of November 9, 2016, the Company had accepted investors' subscriptions for, and issued, 2,110,726 shares of common stock.  The Company received net cash proceeds of approximately $51.8 million.

See Note L — Subsequent Events in Part I Item 1 to the condensed consolidated financial statements included in this Quarterly Report for additional subsequent events.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The Company may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity, fund capital expenditures and expand our investment portfolio and operations. Market fluctuations in real estate financing may affect the availability and cost of funds needed to expand our investment portfolio. In addition, restrictions upon the availability of real estate financing or high interest rates for real estate secured loans could adversely affect the Company's ability to dispose of real estate in the future. The Company will seek to limit the impact of interest rate changes on earnings and cash flows and to lower the overall borrowing costs. The Company may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by the Company's assets. Also, the Company will be exposed to both credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe the Company, which creates credit risk for us. If the fair value of a derivative contract is negative, the Company will owe the counterparty and, therefore, do not have credit risk.

The Company will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. With regard to variable rate financing, our Advisor will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Advisor will maintain risk management control systems to monitor interest rate cash flow risk attributable to both our outstanding and forecasted debt obligations as well as our potential offsetting hedge positions. While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced. The Company's board of directors has not yet established policies and procedures regarding the use of derivative financial instruments for hedging or other purposes.

ITEM 4. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures

The Company's Chief Executive Officer and Chief Financial Officer have evaluated the Company's disclosure controls and procedures, as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as of the end of the period covered by this report, and they have concluded that these controls and procedures are effective.

(b) Changes in Internal Control over Financial Reporting

There have been no changes in internal control over financial reporting during the third quarter of 2016, that have materially affected, or are reasonably likely to materially affect, the company's internal control over financial reporting.

PART II - OTHER INFORMATION

None.

ITEM 1. LEGAL PROCEEDINGS

In the ordinary course of business, the Company may become subject to litigation or claims. There are no material legal proceedings pending or known to be contemplated against the Company.

ITEM 1A. RISK FACTORS

In connection with the private placement of the Series A Convertible Redeemable Preferred Stock and the Warrants, we hereby supplement the "Risk Factor" disclosures in our Form 10-K to expand upon the following risks arising from the proposed sale and issuance of the Series A Convertible Redeemable Preferred Stock and the Warrants that may impact holders of our common stock:

The percentage of ownership held by holders of our common stock will become diluted if we issue the Series A Convertible Redeemable Preferred Stock, the Warrants or any other shares of stock or other securities, and issuances of the Shares or other securities by us will subordinate the rights of the holders of our common stock.

Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine, including without limitation, the issuance of the Series A Convertible Redeemable Preferred Stock and the Warrants. In addition to the private placement of the Shares and the Warrants, we may issue additional shares of common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Any such issuance could result in dilution of the equity of our common stockholders in the Company.

In particular, stockholders, including those acquiring shares of common stock in our initial public offering, have no rights to buy any additional shares of stock or other securities if we issue new shares of stock or other securities, including any shares to be issued in the private placement of the Series A Convertible Redeemable Preferred Stock. Investors purchasing shares in our common stock offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, our common stockholders also may experience dilution in the book value and fair mark value of, and the amount of distributions paid on, their shares of common stock.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue the Series A Convertible Redeemable Preferred Stock as well as other classes or series of preferred stock (including equity or debt securities convertible into preferred stock) and to set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences (including the Shares), powers, and rights senior to the rights of holders of common stock or the Shares.

Under this power, our board of directors has created the Series A Convertible Redeemable Preferred Stock, which ranks senior to our common stock with respect to the payment of dividends and rights upon liquidation, dissolution or winding up.  Specifically, payment of any distribution preferences on the Series A Convertible Redeemable Preferred Stock or any future series of preferred stock would reduce the amount of funds available for the payment of distributions on our common stock. Further, holders of Series A Convertible Redeemable Preferred Stock are entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence.

Holders of the Series A Convertible Redeemable Preferred Stock will have the right to require the Company to convert their Shares into shares of our common stock. The conversion of the Shares into common stock may further dilute the ownership interest of our common stockholders. The Company, following a listing of the Company's common stock on a national securities exchange or the occurrence of another "Listing Event" (as defined in the Articles Supplementary), also has the right but not the obligation to redeem the Shares. If we elect to redeem any Shares with cash, the exercise of such rights may reduce the availability of our funds for investment purposes or to pay for distributions on our common stock.

In addition, we may make redemption payments under the terms of the private placement in shares of our common stock, which may further dilute the ownership interest of our common stockholders. Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our common stock. Any sales or perceived sales in the public market of shares of our common stock issuable upon such conversion or redemption payments could adversely affect prevailing market prices of shares of our common stock. The issuance of common stock upon any conversion or redemption of the shares of Series A Convertible Redeemable Preferred Stock also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, if a Listing Event (as defined in the Articles Supplementary) occurs, the existence of the Series A Convertible Redeemable Preferred Stock and Warrants may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our common stock.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Sales of Unregistered Securities

The Company did not sell any unregistered securities for the quarterly period ended September 30, 2016.

Use of Offering Proceeds

On October 22, 2015, the Company's registration statement on Form S-11 registering a public offering (No. 333-205893) of up to $550,000,000 in shares of the Company's common stock was declared effective under the Securities Act and the Company commenced the initial public offering. The Company is offering up to $500,000,000 in shares of its common stock to the public in the primary offering at $25.00 per share and up to $50,000,000 in shares of its common stock pursuant to the distribution reinvestment plan at $25.00 per share. The Company's affiliated selling agent is MVP American Securities, LLC ("MVP American Securities"), and the Company will engage additional broker-dealers to assist with the sale of the Company's common stock in the Offering. The Company entered into selling agreements with MVP American Securities and other non-affiliated selling agents to distribute shares of our common stock to its clients.

As of September 30, 2016, the Company had issued 1,820,392 shares of common stock in its initial public offering for total offering proceeds of approximately $44.9 million.

The following is a table of summary of offering proceeds from inception through September 30, 2016:

Type	Number of Shares - Common	Value
Issuance of common stock – purchase	1,797,344	$44,933,000
DRIP shares	8,692	217,000
Dividend shares	14,356	--
Distributions - cash	--	(359,000)
Deferred offering costs	--	(1,086,000)
Contribution from Advisor	--	1,147,000
Total	1,820,392	$44,852,000

From October 22, 2015 through September 30, 2016, the Company incurred organization and offering costs in connection with the issuance and distribution of the registered securities of approximately $1.1 million, which were paid to unrelated parties by the Sponsor.  From October 22, 2015 through September 30, 2016, the net proceeds to the Company from its offering, after deducting the total expenses and deferred offering costs incurred and paid by the Company as described above, were $44.9 million.  A majority of these proceeds were used to make investments in parking facilities, and our portion of the purchase price for these parking facilities was approximately $40.0 million. In addition, a portion of these proceeds were used to make cash distributions of approximately $142,000 to the Company's stockholders.  The ratio of the costs of raising capital to the capital raised is approximately 2.4%.

Share Repurchase Program

As of September 30, 2016, the Company has not redeemed shares through the share repurchase program.

ITEM 5.  OTHER INFORMATION

During the third quarter of 2016, the Company is not aware of any information that was required to be disclosed in a report on Form 8-K that was not disclosed in a report on Form 8-K.

ITEM 6. EXHIBITS

Exhibit No.	Description
3.1(1)	Articles of Amendment and Restatement of MVP REIT II, Inc.
3.2(2)	Bylaws of MVP REIT II, Inc.
3.3(7)	Articles Supplementary of MVP REIT II, Inc., designating 50,000 shares of Series A Convertible Redeemable Preferred Stock
4.1(3)	Form of Subscription Agreement
4.2(4)	Distribution Reinvestment Plan
4.3(5)	Amended and Restated Escrow Agreement, dated October 5, 2015, between MVP REIT II, Inc. and UMB Bank, N.A.
4.4(6)	Second Amended and Restated Escrow Agreement, dated November 30, 2015, by and among MVP REIT II, Inc., MVP American Securities, LLC, and UMB Bank, N.A.
4.5(7)	Form of warrants to acquire the Company's common stock
31.1(*)	Certification of Chief Executive Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
31.2(*)	Certification of Chief Financial Officer pursuant to Rule 15d-14(a)(17 CFR 240.15d-14(a)) and Section 302 of the Sarbanes-Oxley Act of 2002.
32(*)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101(*)
The following materials from the Company's Quarterly Report on Form 10-Q for the nine months ended September 30, 2016, formatted in XBRL (eXtensible Business Reporting Language (i) Balance Sheets; (ii) Statements of Operations; (iii) Statement of Stockholder's Equity; (iv) Statements of Cash Flows; and (v) Notes to Financial Statements.  As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Section 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

*	Filed concurrently herewith.
(1)	Filed previously with Pre-Effective Amendment No. 2 to the Registration Statement on Form S-11 on September 24, 2015, and incorporated herein by reference.
(2)	Filed previously with the Registration Statement on Form S-11 on July 28, 2015, and incorporated herein by reference.
(3)	Filed previously as Exhibit A to Supplement No. 1 to the Registrant's prospectus filed December 3, 2015, and incorporated herein by reference.
(4)	Filed previously as Appendix D to the Registrant's prospectus filed October 23, 2015, and incorporated herein by reference.
(5)	Filed previously with Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 on October 6, 2015, and incorporated herein by reference.
(6)	Filed previously on Form 8-K on December 3, 2015, and incorporated herein by reference.

  (7) Filed previously on Form 8-K on October 27, 2016 and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MVP REIT II, Inc.

By:	/s/ Michael V. Shustek
Michael V. Shustek
Chief Executive Officer and President
Date:	November 9, 2016

By:	/s/ Ed Bentzen
Ed Bentzen
Chief Financial Officer
Date:	November 9, 2016